Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

OCCIDENTAL PETROLEUM CORPORATION

AND

CALIFORNIA RESOURCES CORPORATION

DATED AS OF NOVEMBER 25, 2014

TABLE OF CONTENTS

Article I Definitions		2

Article II The Separation		13

2.1	Transfer of Assets and Assumption of Liabilities	13
2.2	CRC Assets	15
2.3	CRC Liabilities	16
2.4	Approvals and Notifications	17
2.5	Novation of CRC Liabilities	20
2.6	Novation of OPC Liabilities	20
2.7	Termination of Agreements	21
2.8	Treatment of Shared Contracts	21
2.9	Bank Accounts; Cash Balances	22
2.10	Other Ancillary Agreements	23
2.11	Disclaimer of Representations and Warranties	23
2.12	CRC Financing Arrangements	23
2.13	Financial Information Certifications	23

Article III The Distribution		24

3.1	The Initial Distribution and the Distribution	24
3.2	Actions Prior to the Initial Distribution	24
3.3	Conditions to Initial Distribution	25
3.4	Certain Stockholder Matters	26
3.5	Treatment of the Loan 1 Proceeds	26

Article IV Dispute Resolution		27

4.1	General Provisions	27
4.2	Consideration by Senior Executives	27
4.3	Mediation	27
4.4	Arbitration	28
4.5	Confidentiality	28

Article V MUTUAL RELEASES; INDEMNIFICATION		28

5.1	Regardless of Fault	28
5.2	Intention of Parties	29
5.3	Release of Pre-Initial Distribution Claims	29
5.4	Indemnification by CRC	31
5.5	Indemnification by OPC	31
5.6	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	32
5.7	Procedures for Indemnification of Third Party Claims	33
5.8	Additional Matters	35
5.9	Remedies Cumulative	35
5.10	Survival of Indemnities	36
5.11	Guarantees, Letters of Credit and other Obligations	36
5.12	No Impact on Third Parties	36
5.13	No Cross-Claims or Third-Party Claims	36
5.14	Severability	36
5.15	Change of Control	36

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Article VI INSURANCE MATTERS		37

6.1	Insurance Matters	37

Article VII EXCHANGE OF INFORMATION; CONFIDENTIALITY		38

7.1	Agreement for Exchange of Information	38
7.2	Ownership of Information	39
7.3	Compensation for Providing Information	39
7.4	Record Retention	39
7.5	Other Agreements Providing for Exchange of Information	39
7.6	Production of Witnesses; Records; Cooperation	39
7.7	Confidentiality	40
7.8	Protective Arrangements	40

Article VIII Further Assurances and Additional Covenants		41

8.1	Further Assurances	41
8.2	Performance	41
8.3	OPC Guarantees	42
8.4	Third-Party Agreements	42
8.5	OPC Names and Marks	42
8.6	Conflicts with and between Ancillary Agreements	42
8.7	Attorney Client Privilege	43
8.8	No Attorney Testimony	43
8.9	Compliance with Biological Opinion	43

Article IX Termination		44

9.1	Termination	44

Article X Miscellaneous		44

10.1	Counterparts; Entire Agreement; Corporate Power	44
10.2	Governing Law; Waiver of Trial by Jury	45
10.3	Assignability	45
10.4	Third-Party Beneficiaries	45
10.5	Notices	45
10.6	Severability	45
10.7	Force Majeure	46
10.8	Publicity	46
10.9	Expenses	46
10.10	Late Payments	46
10.11	Headings	46
10.12	Survival of Covenants	46
10.13	Waivers of Default	46
10.14	Specific Performance	46
10.15	Amendments	47
10.16	Interpretation	47
10.17	Limitations of Liability	47

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SCHEDULES

1.1	Assumed Actions
1.2	OPC Contracts
1.2(e)	Customer, Distribution, Supply or Vendor Contracts
1.3(a)	Registered IP
1.3(c)	CRC Intellectual Property
1.4	Restructuring Steps
2.2(a)(ii)(B)	Equity Interests in OPC Affiliates and Subsidiaries Constituting CRC Assets
2.2(a)(ii)(C)	Equity Interests in Other Entities Constituting CRC Assets
2.2(b)(i)	Assets Constituting OPC Assets
2.7(b)(ii)	Contracts Not Terminated by Section 2.7(a)
2.8(a)	Treatment of Shared Contracts
5.11(a)	CRC Contracts with OPC Group Guarantor or Obligor

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, made and entered into effective as of November 25, 2014 (this “Agreement”), is by and between Occidental Petroleum Corporation, a Delaware corporation (“OPC”), and California Resources Corporation, a Delaware corporation and wholly owned subsidiary of OPC (“CRC”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

On February 14, 2014, the board of directors of OPC (the “OPC Board”) approved the spin-off of the CRC Business as a separate publicly traded company.

The OPC Board has determined that the spin-off of the CRC Business is in the best interests of OPC, CRC and the OPC shareholders.

In furtherance of the foregoing, the OPC Board determined that it is appropriate and desirable for OPC and its applicable Subsidiaries to transfer the CRC Assets to CRC and certain entities that would become Subsidiaries of CRC (any such Subsidiaries, the “CRC Designees”), and for CRC and the CRC Designees to assume or retain, as applicable, the CRC Liabilities in each case as more fully described in this Agreement and the Ancillary Agreements (the “Separation”).

CRC was formed by Occidental Petroleum Investment Co., the predecessor entity of OXY USA, on April 23, 2014, for purposes of effecting the Separation, and Occidental Petroleum Investment Co. received all 1,000 (authorized) shares of CRC common stock.

On September 11, 2014, pursuant to the Contribution, Conveyance and Assumption Agreement between OXY USA and CRC (the “First Contribution Agreement”), OXY USA transferred all of the material CRC Assets, including the Transferred Entities, to CRC, and CRC assumed all of the material CRC Liabilities (the “First Contribution”).

On October 1, 2014, CRC completed a bond offering pursuant to which it issued notes with an aggregate principal amount of $5 billion.

On October 9, 2014, CRC distributed $4.95 billion to OXY USA in payment of a dividend declared by CRC to OXY USA on October 2, 2014 (the “Loan 1 Proceeds Dividend”).

On October 9, 2014, OXY USA distributed the proceeds of the Loan 1 Proceeds Dividend to OPC and on October 10, 2014, OXY USA distributed all 1,000 outstanding shares of CRC common stock to OPC (collectively, the “First Distribution”), both distributions in payment of a dividend declared by OXY USA to OPC on October 6, 2014 (the First Contribution, the Loan 1 Proceeds Dividend and the First Distribution, collectively, the “Internal Spin-Off”).

On November 24, 2014, pursuant to the Contribution, Conveyance and Assumption Agreement between OPC and CRC (the “Second Contribution Agreement”), OPC transferred, or caused to be transferred, to CRC all remaining CRC Assets, and CRC assumed all remaining CRC Liabilities (the “Second Contribution”).

On November 25, 2014, CRC borrowed $1.05 billion pursuant to a five-year senior loan facility and a five-year senior revolving credit facility.

CRC currently expects to distribute a dividend to OPC in the amount of $1.05 billion on November 26, 2014 (the “Loan 2 Proceeds Dividend”).

OPC currently expects that it will cause CRC to declare a dividend of CRC Common Stock on November 28, 2014.

OPC currently expects that, on the Distribution Date, it will distribute to holders of shares of OPC Common Stock, through a Spin-Off, at least 80.1% of the outstanding shares of CRC Common Stock, as more fully described in this Agreement and the Ancillary Agreements (the “Initial Distribution”), and OPC expects to distribute the remaining outstanding shares of CRC Common Stock owned by OPC to some or all of its shareholders in one or more subsequent distributions or exchanges within 18 months following the Initial Distribution as more fully described in this Agreement and the Ancillary Agreements, and consistent with the Private Letter Ruling (together with the Initial Distribution, the “Distribution,” and the Distribution, together with the Second Contribution, the “External Spin-Off”).

In connection with the Separation, OPC intends to cause, to the extent not previously caused (prior to the date hereof), CRC to declare and distribute the Cash Dividends at such times and in the manner set forth in the Restructuring Steps Memorandum.

For U.S. federal income tax purposes, the Internal Spin-Off and the External Spin-Off are each intended to qualify as tax-free transactions under Sections 355, 361(a) and/or 368(a)(1)(D) of the Code.

This Agreement and the Ancillary Agreements, are intended to be, and are hereby adopted as a “plan of reorganization” within the meaning of Treas. Reg. § 1.368-2(g).

It is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation (to the extent not previously completed  prior to the date hereof, subject to the conflict principles set forth in Section 8.6 of this Agreement) and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of OPC, CRC and their respective Subsidiaries, following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“AAA” shall have the meaning set forth in Section 4.3.

“AAA Commercial Arbitration Rules” shall have the meaning set forth in Section 4.4(a).

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.  From and after the Distribution Date, (a) no member of the CRC Group shall be deemed to be an Affiliate of any member of the OPC Group and (b) no member of the OPC Group shall be deemed to be an Affiliate of any member of the CRC Group.

“Agent” means the distribution agent to be appointed by OPC to distribute to the stockholders of OPC at least 80.1% of the outstanding shares of CRC Common Stock pursuant to the Initial Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” means the Area of Mutual Interest Agreement, the Confidentiality and Trade Secret Protection Agreement, the Employee Matters Agreement, the Intellectual Property License Agreement, the Stockholder’s Agreement, the Transition Services Agreement, the Tax Sharing Agreement and the Transfer Documents.

“Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

“Area of Mutual Interest Agreement” means the Area of Mutual Interest Agreement, dated as of the date hereof, between OPC and CRC.

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:

(a)                                 All Hydrocarbons (whether in place, in storage, in pipelines or elsewhere) and all interests in and rights with respect to Hydrocarbons and Hydrocarbon leases, subleases, fee interests, fee mineral interests, wells, mineral servitudes, royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests and all other interests of any kind or character in Hydrocarbons in place or produced (collectively, “oil and gas interests”), together with any and all other rights, titles and interests in and to any pooled acreage, communitized acreage or units arising on account of oil and gas interests having been pooled, communitized or unitized into such units;

(b)                                 all Records;

(c)                                  all apparatus, IT Equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, vessels, motor vehicles and other transportation equipment, well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, compression equipment, flowlines, pipelines, gathering systems associated with wells, manifolds, processing and separation facilities, pads, structures, materials and other tangible personal property;

(d)                                 all inventories of materials, parts, raw materials, components, supplies, works-in-process and finished goods and products;

(e)                                  all interests in real property of whatever nature, including buildings, fixtures and easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise, including interests in and rights with respect to all leases, subleases, licenses, easements, rights-of-way or other similar surface interests, or other occupancy or similar agreements granting surface use or surface occupancy rights and all pipelines, gathering systems, salt water disposal wells and evaporation pits;

(f)                                   (i) all interests in any capital stock or other equity interests of any Subsidiary, Affiliate or any other Person, (ii) all bonds, notes, debentures or other securities issued by any Subsidiary, Affiliate or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary, Affiliate or any other Person, and (iv) all other investments in securities of any Person;

(g)                                  all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services and other contracts, agreements or commitments;

(h)                                 all letters of credit;

(i)                                     all written (including in electronic form) or oral technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other Third Parties;

(j)                                    all Intellectual Property;

(k)                                 all Software;

(l)                                     all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(m)                             all prepaid expenses, trade accounts and other accounts and notes receivable;

(n)                                 all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset described in (a) through (m) and (o) through (q) hereof, including, to the extent transferrable, all rights against Third Parties with respect to indemnification, and all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(o)                                 all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

(p)                                 all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(q)                                 all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Assumed Actions” means (a) those Actions which are listed in Schedule 1.1; and (b) those Actions that are exclusively related to the CRC Business, regardless whether listed on Schedule 1.1.

“California Resources Long Beach” means California Resources Long Beach, Inc., a Delaware corporation (formerly OXY Long Beach, Inc.).

“Cash Dividends” means (i) a dividend  paid on October 9, 2014 by CRC to OXY USA Inc., a Delaware corporation and sole stockholder of record of CRC on such date in the aggregate amount of $4.95 billion and (ii) a dividend payable on November 26, 2014 to OPC, the stockholder of record at the close of business on November 28, 2014, in the aggregate sum of  $1.05 billion and (iii) a dividend payable on November 28, 2014 to OPC including the cash and cash equivalents held by all the members of the CRC Group as of the close of business on November 28, 2014 as determined by the Cash Dividend Committee of CRC pursuant to instructions from OPC.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality and Trade Secret Protection Agreement” means the Confidentiality and Trade Secret Protection Agreement, dated as of the date hereof, between OPC and CRC.

“Corporate Action” means any Action, whether filed before, on or after the Distribution Date, to the extent it asserts violations of any federal, state, local, foreign or international securities Law, securities class action or shareholder derivative claim.

“CRC” shall have the meaning set forth in the Preamble.

“CRC Accounts” shall have the meaning set forth in Section 2.9(a).

“CRC Assets” shall have the meaning set forth in Section 2.2(a).

“CRC Balance Sheet” means the unaudited combined balance sheet of the CRC Group, including the notes thereto, as of September 30, 2014.

“CRC Business” means (a) the exploration for and development and production of crude oil and condensate, NGL and natural gas in the State of California and in state and federal waters offshore California, including all California operations of OPC’s Oil and Gas Segment including those operated through California Resources Long Beach and CREH, CRPC, and the California operations of OXY USA, and the gathering and processing of such crude oil, condensate, NGL and natural gas, (b) the ownership interest in and/or operation of three natural gas-fired cogeneration power plants at Elk Hills Field in California and THUMS in California, (c) the marketing and trading of crude oil and condensate, NGL, natural gas, water, steam and electricity produced in the operations set forth in clause (a) and (b) of this definition, and (d) the abandonment, monitoring and remediation of oil and gas properties and operations utilized therein. For the avoidance of doubt, the “CRC Business” shall not include (i) the existing Third-Party natural gas marketing business of OPC and its Subsidiaries’ non-California midstream and marketing segment, which participates in various U.S. markets, including California, and (ii) the office building located at 10889 Wilshire Boulevard, Los Angeles, CA 90024, which is owned by Oxy Westwood Corporation, a California corporation that is a subsidiary of OXY USA.

“CRC Certificate of Incorporation” shall have the meaning set forth in Section 3.2(d).

“CRC Common Stock” means the common stock, par value $0.01 per share, of CRC.

“CRC Contracts” means the following contracts, agreements and instruments to which OPC or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, in each case immediately prior to the Distribution Date (except for any such contract or agreement that is contemplated to be retained by OPC or any member of the OPC Group pursuant to any provision of this Agreement or any Ancillary Agreement, including those listed on Schedule 1.2 (each, an “OPC Contract”)):

(a)                                 The contracts, agreements and instruments evidencing or creating the oil and gas interests in each case that relates exclusively to the CRC Business;

(b)                                 Without duplication of the preceding clause (a), any farm-in or farm-out agreement, confidentiality agreement, area of mutual interest agreement, joint venture agreement, development agreement, production sharing agreement, operating agreement, unitization, pooling or communitization agreement, declaration and order, division order, transfer order, oil and gas sales agreement, exchange agreement, gathering and processing contract or agreement, drilling, service or supply contract, geophysical or geological contract, land broker, title attorney or abstractor contract or any other contract relating to Hydrocarbons or revenues therefrom and claims and rights thereto, in each case that relates exclusively to the CRC Business;

(c)                                  Any lease, sublease, license, easement or other occupancy or similar agreement granting surface use or surface occupancy rights, in each case that relates exclusively to the CRC Business;

(d)                                 Any contract that relates to futures, swaps, collars, puts, calls, floors, caps, options or otherwise is intended to reduce or eliminate the fluctuations in the prices of commodities, including natural gas, natural gas liquids, crude oil and condensate, in each case that relates exclusively to the CRC Business;

(e)                                  Any customer, distribution, supply or vendor contract, or any joint venture or license agreement, in each case, that relates exclusively to the CRC Business, including those contracts listed on Schedule 1.2(e);

(f)                                   Any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreement with any CRC Group Employees;

(g)                                  Any other contract that relates exclusively to the CRC Business.

“CRC Covered Group” means those individuals of CRC who were serving as directors or officers of OPC or any of its Subsidiaries at or prior to the Distribution Date.

“CRC Designees” shall have the meaning set forth in the Recitals.

“CREH” means California Resources Elk Hills, LLC, the Delaware limited liability company into which Occidental of Elk Hills Inc. was converted.

“CRC Financing Arrangements” means the Rule 144A / Capital Markets Securities, the Term Loan Facility, and the Revolving Credit Facility.

“CRC Group” means CRC, (i) each Subsidiary of CRC immediately after the Distribution Date, (ii) each Affiliate of CRC controlled by CRC immediately after the Distribution Date and (iii) each other entity that becomes a Subsidiary of CRC at any time following the Distribution Date for so long as such entity is a Subsidiary of CRC.

“CRC Group Employee” shall have the meaning set forth in the Employee Matters Agreement.

“CRC Indemnitees” shall have the meaning set forth in Section 5.5.

“CRC Intellectual Property” means (a) the patents, registered trademarks, registered service marks, registered Internet domain names, copyright registrations, and applications for the foregoing (collectively, “Registered IP”) set forth on Schedule 1.3(a), (b) all Registered IP that is owned exclusively by or licensed exclusively to any member of the CRC Group at or prior to the Distribution Date, excluding any such Registered IP that has been assigned by any member of the CRC Group to any member of the OPC Group prior to the Distribution Date, and (c) all Intellectual Property set forth on Schedule 1.3(c).

“CRC Liabilities” shall have the meaning set forth in Section 2.3(a).

“CRC Stock Plan” means the California Resources Corporation Long-Term Incentive Plan.

“CRC Third Party Claim” shall mean any claim or commencement of any Action by any Person (including any Governmental Authority) other than (i) CRC, (ii) each Subsidiary of CRC immediately after the Distribution Date, (iii) each Affiliate of CRC controlled by CRC immediately after the Distribution Date and (iv) any successor to any such Person referenced to in clauses (i), (ii), or (iii).

“CRC Transfer Documents” shall have the meaning set forth in Section 2.1(c).

“Credit Agreement” means the Credit Agreement, dated as of September 24, 2014, among CRC, as the borrower, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, swingline lender and a letter of credit issuer, Bank of America, N.A., as syndication agent, swingline lender and a letter of credit issuer, and Citibank N.A. and Wells Fargo Bank, National Association, as documentation agents.

“Credit Rating” means on any date, the rating that has been most recently announced by any Rating Agency for any class of senior, unsecured, non-convertible long-term debt of a Person.

“CRPC” means California Resources Production Corporation, the Delaware corporation into which Vintage Production California LLC was converted.

“Dispute” shall have the meaning set forth in Section 4.1(a).

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” means the date and time determined in accordance with Section 3.1(a) at which the Initial Distribution occurs.

“Distribution Ratio” means 0.40 shares of CRC Common Stock distributed in the Initial Distribution in respect of one share of OPC Common Stock.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, between OPC and CRC.

“Environmental Law” means any Law pertaining to (a) the protection of, or prevention of harm to, the environment or natural resources, (b) the generation, use, handling, transportation, treatment, storage, management, presence, disposal of or arrangement for disposal of, Release, threatened Release of, or exposure to Hazardous Materials, (c) the prevention of pollution, remediation of contamination, or restoration of environmental quality, or (d) occupational health or workplace safety.

“Environmental Liabilities” means all Liabilities, environmental response costs (including all removal, remediation or cleanup costs, investigatory costs, monitoring costs, and response costs with respect to Hazardous Materials), damages (including natural resources damages, property damages, personal injury damages), costs of compliance (including with any product take back requirements, or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations), court costs, attorneys’ fees, and all other Liabilities, costs, expenses, interest, fines, penalties or monetary sanctions relating to, arising out of or resulting from any order, notice of responsibility, directive, injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising out of non-compliance with or any violation of, or obligation under, any Environmental Laws, or pursuant to any demand, action, claim, dispute, suit, countersuit, settlement, arbitration, formal inquiry, subpoena, investigation, proceeding or other legal determination of liability by a Governmental Authority or any other Person with respect to Hazardous Materials (including any exposure to Hazardous Materials), Environmental Law or contract or agreement relating to environmental, health or safety matters.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“External Spin-Off” shall have the meaning set forth in the Recitals.

“First Contribution” shall have the meaning set forth in the Recitals.

“First Contribution Agreement” shall have the meaning set forth in the Recitals.

“First Distribution” shall have the meaning set forth in the Recitals.

“Form 10” shall have the meaning set forth in Section 3.3(a)(vii).

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” means either the CRC Group or the OPC Group, as the context requires.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, release, contaminant or words of similar meaning or import that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, oil and gas exploration and production wastes, natural gas, condensate or any components, fractions or derivatives thereof, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, naturally occurring radioactive materials, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Income Taxes” shall have the meaning set forth in the Tax Sharing Agreement.

“Indemnifying Party” shall have the meaning set forth in Section 5.6(a).

“Indemnitee” shall have the meaning set forth in Section 5.6(a).

“Indemnity Payment” shall have the meaning set forth in Section 5.6(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, memos, and other technical, financial, employee or business information or data.

“Information Statement” shall have the meaning set forth in Section 3.3(a)(vii).

“Initial Distribution” shall have the meaning set forth in the Recitals.

“Initial Notice” shall have the meaning set forth in Section 4.2.

“Insurance Proceeds” means those monies:

(a)                                 received by an insured from an insurance carrier; or

(b)                                 paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof and excluding fronted insurance policies, deductibles, self-insured retentions and any similar concept that does not accomplish a real risk transfer to a third-party insurer; provided, however, with respect to a captive insurance arrangement, Insurance Proceeds shall only include net amounts received by the captive insurer in respect of any reinsurance arrangement with respect to the insurance issued by such captive insurer.

“Intellectual Property” means any and all proprietary and intellectual property rights whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction or provided by international treaties or convention, including: (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, (b) trademarks, service marks, trade names, service names, trade dress, logos, Internet domain names, uniform resource locaters, and other source or business identifiers, including all goodwill associated with any of the foregoing and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, and all reissues, extensions and renewals of any of the foregoing (collectively, “Trademarks”), (c) copyrights, moral rights, mask work rights, database rights, other rights in works of authorship, and all registrations and applications for registration of any of the foregoing, and (d) trade secrets, know how, and rights in confidential and proprietary information, including invention disclosures, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.

“Intellectual Property License Agreement” means the Intellectual Property License Agreement, dated as of the date hereof, between OPC and CRC.

“Internal Spin-Off” shall have the meaning set forth in the Recitals.

“IT Equipment” means all computers, servers, printers, computer hardware, wired or mobile telephones, on-site process control and automation systems, telecommunication assets, and other information technology-related equipment.

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“LHO” shall have the meaning set forth in Section 5.7(i).

“Liabilities” means any and all debts, guarantees, assurances, commitments, liabilities (including Environmental Liabilities), responsibilities, Losses, remediation, deficiencies, reimbursement obligations in respect of letters of credit, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Loan 1 Proceeds Dividend” shall have the meaning set forth in the Recitals.

“Loan 2 Proceeds Dividend” shall have the meaning set forth in the Recitals.

“Losses” means actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Mediation Procedures” shall have the meaning set forth in Section 4.3.

“Minimum Credit Rating” shall mean a rating of at least (a) BB- by Standard & Poor’s Financial Services LLC, (b) Ba3 by Moody’s Investors Service, Inc., or (c) BB- by Fitch, Inc.

“NGL” means natural gas liquids.

“NYSE” means the New York Stock Exchange.

“Oil and Gas Segment” means the oil and gas segment of OPC described in OPC’s Annual Report on Form 10-K for the period ended December 31, 2013, which business explores for, develops and produces oil and condensate, NGL and natural gas.

“OPC” shall have the meaning set forth in the Preamble.

“OPC Accounts” shall have the meaning set forth in Section 2.9(a).

“OPC Assets” shall have the meaning set forth in Section 2.2(b).

“OPC Board” shall have the meaning set forth in the Recitals.

“OPC Business” means the business of the OPC and its Subsidiaries as conducted at any point in time prior to the Distribution Date, other than the CRC Business.

“OPC Common Stock” means the common stock, par value $0.20 per share, of OPC.

“OPC Contracts” shall have the meaning set forth in the definition of CRC Contracts.

“OPC Group” means OPC, (i) each Subsidiary of OPC immediately after the Distribution Date, (ii) each Affiliate of OPC controlled by OPC immediately after the Distribution Date and (iii) each other entity that becomes a Subsidiary of OPC at any time following the Distribution Date for so long as such entity is a Subsidiary of OPC; provided that, from and after the Distribution Date, each member of the CRC Group will be deemed not to be a member of the OPC Group.

“OPC Guarantees” shall have the meaning set forth in Section 8.3.

“OPC Indemnitees” shall have the meaning set forth in Section 5.4.

“OPC Intellectual Property” means (a) the OPC Names and Marks, and (b) all other Intellectual Property that, as of the Distribution Date, is owned or licensed by any member of either Group, other than the CRC Intellectual Property.

“OPC Liabilities” shall have the meaning set forth in Section 2.3(b).

“OPC Names and Marks” means (a) the Trademarks of OPC or any of its Affiliates using or containing “OPC,” “OXY”, Occidental Chemical Corporation, OxyChem,  or “Occidental Petroleum” (in block letters or otherwise), “OPC,” “OXY” or “Occidental Petroleum” either alone or in combination with other words or elements, together with all variations and acronyms thereof, and all trademarks, service marks, Internet domain names, trade names, trade dress, company names and other identifiers of source or goodwill containing or incorporated with any of the foregoing , including the oxy comet logo (b) the “OXY circle or comet logo” (shown immediately below)

(c) all Trademarks registered by a member of the OPC Group prior to the Distribution Date and not used or held for use exclusively in the CRC Business as of the Distribution Date, and (d) all Trademarks registered by a member of the CRC Group prior to the Distribution Date and not used or held for use exclusively in the CRC Business as of the Distribution Date, and (e) Trademarks confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“OPC Software” means all Software that, as of the Distribution Date, is owned by any member of either Group.

“OPC Third Party Claim” shall mean any claim or commencement of any Action by any Person (including any Governmental Authority) other than (i) OPC, (ii) each Subsidiary of OPC immediately after the Distribution Date, (iii) each Affiliate of OPC controlled by OPC immediately after the Distribution Date; provided, however, that for the avoidance of doubt, CRC and its Subsidiaries immediately after the Distribution Date shall not be considered an Affiliate or Subsidiary of OPC and (iv) any successor to any such Person referenced to in clauses (i), (ii), or (iii).

“OPC Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“OXY USA” means OXY USA Inc., a Delaware corporation.

“Parties” means CRC and OPC.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Prime Rate” means the rate which JPMorgan Chase Bank (or any successor thereto or other major money center commercial bank agreed to by the Parties) announces from time to time as its prime lending rate, as in effect from time to time.

“Private Letter Ruling” means the ruling numbered 111541-14 received by OPC on September 14, 2014, from the Internal Revenue Service.

“Privilege” shall have the meaning set forth in Section 7.1.

“Rating Agency” means Moody’s Investors Service, Inc., Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., Fitch, Inc. or any nationally recognized statistical rating organizations registered with the Securities and Exchange Commission.

“Record Date” means the close of business on the date to be determined by the OPC Board as the record date for determining stockholders of OPC entitled to receive shares of CRC Common Stock in the Initial Distribution.

“Records” means all corporate, operational, accounting and other books and records, files, data, correspondence, studies, surveys, reports, Hydrocarbon sales contract files, gas processing files, geologic, geophysical and seismic data (including raw data and any interpretative data or information relating to such geologic, geophysical and seismic data) and other data (in each case whether in written or electronic format), including all title records, prospect information, title opinions, title insurance reports, abstracts, property ownership reports, customer lists, supplier lists, sales materials, well logs, well tests, maps, engineering data and reports, health, environmental and safety information and records, Third Party licenses, accounting and financial records, promotional materials, operational records, technical records, reserve estimates and economic estimates; production and processing records, division order, lease, land and right-of-way files, accounting files,  tax records (other than income tax), and contract files (including copies of all contracts, all files regarding the contracts and related files).

“Registered IP” shall have the meaning set forth in the definition of CRC Intellectual Property.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping, or disposing of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, managers, consultants, advisors, accountants, attorneys or other representatives.

“Response” shall have the meaning set forth in Section 4.2.

“Restructuring Steps Memorandum” means the restructuring steps to be taken prior to the Distribution Date and the sequence thereof set forth on Schedule 1.4.

“Revolving Credit Facility” means a five-year senior revolving loan facility pursuant to the Credit Agreement.

“Rule 144A / Capital Markets Securities” means (i) $1.0 billion in aggregate principal amount of CRC’s 5% Senior Notes due 2020, (ii) $1.75 billion in aggregate principal amount of CRC’s 5 ½% Senior Notes due 2021 and (iii) $2.25 billion in aggregate principal amount of CRC’s 6% Senior Notes due 2024.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Contribution” shall have the meaning set forth in the Recitals.

“Second Contribution Agreement” shall have the meaning set forth in the Recitals.

“Securities Act” means the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Schedule 2.8 Contract” shall have the meaning set forth in Section 2.8(a).

“Shared Contract” shall mean any Schedule 2.8 Contract and any contract, agreement, arrangement, commitment or understanding that has been assigned in part to any Group pursuant to a Transfer Document.

“Software” means any and all (a) computer programs, including the tangible media on which it is recorded (in any form), and any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, together with all translations, adaptations, modifications, derivations, combinations or derivative works thereof, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Stockholder’s Agreement” means the Stockholder’s and Registration Rights Agreement, dated as of the date hereof, between OPC and CRC.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Supplies” shall have the meaning set forth in Section 8.5(a).

“Tax Benefit” shall have the meaning set forth in the Tax Sharing Agreement.

“Tax Return” shall have the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of the date hereof, between OPC and CRC.

“Taxes” shall have the meaning set forth in the Tax Sharing Agreement.

“Term Loan Facility” means a five-year senior term loan facility pursuant to the Credit Agreement.

“Third-Party” shall mean any Person (including any Governmental Authority) other than (i) CRC, (ii) each Subsidiary of CRC immediately after the Distribution Date, and (iii) each Affiliate of CRC controlled by CRC immediately after the Distribution Date, (iv) OPC, (v) each Subsidiary of OPC immediately after the Distribution Date, (vi) each Affiliate of OPC controlled by OPC immediately after the Distribution Date and (vii) any successor to any such Person referenced to in clauses (i) through (vi).

“Third-Party Claim” shall mean a CRC Third Party Claim or an OPC Third Party Claim.

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property.

“Transfer Documents” shall have the meaning set forth in Section 2.1(c).

“Transferred Entities” shall have the meaning set forth in Section 2.2(a)(ii).

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, between OPC and CRC.

“Unreleased OPC Liability” shall have the meaning set forth in Section 2.6(b).

“Unreleased CRC Liability” shall have the meaning set forth in Section 2.5(b).

ARTICLE II
THE SEPARATION

2.1                               Transfer of Assets and Assumption of Liabilities.

(a)                                 Unless otherwise provided in this Agreement or in any Ancillary Agreement, on or prior to the Distribution Date in accordance with the Restructuring Steps Memorandum and to the extent not previously effected prior to the date hereof in accordance with the Restructuring Steps Memorandum and the Ancillary Agreements:

(i)                                     OPC shall, and shall cause its applicable Subsidiaries to, assign, transfer and convey to CRC, or the applicable CRC Designees, and CRC or such CRC Designees shall accept from OPC and its applicable Subsidiaries, all of OPC’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all of the CRC Assets (it being understood that if any CRC Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such CRC Asset will be indirectly owned by CRC as a result of the transfer of the equity interests in such Transferred Entity);

(ii)                                  CRC and the applicable CRC Designees shall accept and assume from OPC and the applicable OPC Subsidiaries and agree faithfully to perform, discharge and fulfill certain of the CRC Liabilities in accordance with their respective terms.  CRC and such CRC Designees shall be responsible for all CRC Liabilities, regardless of when or where such CRC Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Date, regardless of where or against whom such CRC Liabilities are asserted or determined (including any CRC Liabilities arising out of claims made by the respective directors, officers, employees, agents, stockholders, managers, Subsidiaries or Affiliates of either Group against any member of either Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or any other cause by any member of either Group, or any of their respective directors, officers, employees, agents or managers;

(iii)                               OPC shall cause its applicable Subsidiaries or CRC to assign, transfer and convey to certain of its other Subsidiaries, which shall accept from such applicable OPC Subsidiaries or CRC, such applicable Subsidiaries’ respective right, title and interest in and to any OPC Assets specified by OPC to be so assigned, transferred and conveyed; and

(iv)                              OPC and certain of its Subsidiaries shall accept and assume from certain of its other Subsidiaries and agree faithfully to perform, discharge and fulfill certain OPC Liabilities of such other Subsidiaries, and OPC and its applicable Subsidiaries shall be responsible for all OPC Liabilities, regardless of when or where such OPC Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Date, regardless of where or against whom such OPC Liabilities are asserted or determined (including any such OPC Liabilities arising out of claims made by the respective directors, officers, employees, agents, stockholders, managers, Subsidiaries or Affiliates of either Group against any member of either Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or any other cause by any member of either Group, or any of their respective directors, officers, employees, agents or managers.

Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, (A) and except for where the assignment, transfer or conveyance of any CRC Assets from OPC to CRC would be a violation of applicable Law, or require any Approvals or Notifications in connection with the Separation or the Distribution that have not been obtained or made by the Distribution Date, to the extent that any CRC Assets have not been assigned, transferred or conveyed by OPC to CRC or an applicable CRC Designee in accordance with Section 2.1(a)(i) as of immediately prior to the Distribution Date, then from and after the Distribution Date, OPC hereby assigns and CRC accepts such assignment of OPC’s right, title and interest in such CRC Assets and (B) and except for where the assignment, transfer or conveyance of any OPC Assets from its Subsidiaries or CRC to OPC would be a violation of applicable Law, or require any Approvals or Notifications in connection with the Separation or the Distribution that have not been obtained or made by the Distribution Date, to the extent that any OPC Assets have not been assigned, transferred or conveyed by its Subsidiaries or CRC to OPC or an applicable OPC Group member in accordance with Section 2.1(a)(iii) as of immediately prior to the Distribution Date, then from and after the Distribution Date, its Subsidiaries or CRC hereby assigns and OPC accepts such assignment of the Subsidiaries’ or CRC’s right, title and interest in such OPC Assets.

Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, (A) and except for where the assumption by CRC of any CRC Liabilities would be a violation of applicable Law, or require any Approvals or Notifications in connection with the Separation or the Distribution that have not been obtained or made by the Distribution Date, to the extent that any CRC Liabilities have not been accepted and assumed by CRC or an applicable CRC Designee in accordance with Section 2.1(a)(ii) as of immediately prior to the Distribution Date, then from and after the Distribution Date, CRC shall and hereby does, accept, assume and agree faithfully to perform, discharge and fulfill all such CRC Liabilities in accordance with their respective terms and (B) and except for where the assumption by OPC of any OPC Liabilities would be a violation of applicable Law, or require any Approvals or Notifications in connection with the Separation or the Distribution that have not been obtained or made by the Distribution Date, to the extent that any OPC Liabilities have not been accepted and assumed by OPC or an applicable OPC Group member in accordance with Section 2.1(a)(iv) as of immediately prior to the Distribution Date, then from and after the Distribution Date, OPC shall and hereby does, accept, assume and agree faithfully to perform, discharge and fulfill all such OPC Liabilities in accordance with their respective terms.

(b)                                 In furtherance of the assignment, transfer and conveyance of the CRC Assets and the assumption of the CRC Liabilities in accordance with Sections 2.1(a)(i) and 2.1(a)(ii)  and Section 2.1(d), on, before and/or as of the date that such CRC Assets are assigned, transferred or conveyed or such CRC Liabilities are assumed (i) OPC shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of OPC’s and its Subsidiaries’ (other than CRC and its Subsidiaries) right, title and interest in and to the CRC Assets to CRC and the CRC Designees, and (ii) CRC shall execute and deliver, and shall cause the CRC Designees to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the CRC Liabilities.  All of the foregoing documents contemplated by this Section 2.1(b) (whether executed on or after the date hereof or prior to the date hereof in contemplation of the Separation) shall be referred to collectively herein as the “OPC Transfer Documents.”

(c)                                  In furtherance of the assignment, transfer and conveyance of OPC Assets and the assumption of OPC Liabilities set forth in Sections 2.1(a)(iii) and 2.1(a)(iv) and Section 2.1(e), on, before and/or as of the date that such CRC Assets are assigned, transferred or conveyed or such CRC Liabilities are assumed: (i) CRC shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts (including partial assignments) and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of CRC’s and its Subsidiaries’ right, title and interest in and to the OPC Assets to OPC and its Subsidiaries, and (ii) OPC shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the OPC Liabilities.  All of the foregoing documents contemplated by this Section 2.1(c) (whether executed on or after the date hereof or prior to the date hereof in contemplation of the Separation) including the First Contribution Agreement and the Second Contribution Agreement, shall be referred to collectively herein as the “CRC Transfer Documents” and, together with the OPC Transfer Documents, the “Transfer Documents.”

(d)                                 To the extent any CRC Asset is not transferred, assigned or delivered to or retained by, or any CRC Liability is not assumed by or retained by, a member of the CRC Group at the Distribution Date or is owned or held by a member of the OPC Group after the Distribution Date, from and after the Distribution Date, any such CRC Asset or CRC Liability shall be held by such member of the OPC Group for the use, benefit and/or burden of the member of the CRC Group entitled thereto (at the expense and for the account of the member of the CRC Group entitled thereto) in accordance with Section 2.4(e), and, subject to Section 2.4(b):

(i)                                     OPC shall, and shall cause its applicable Subsidiaries to, as soon as reasonably practicable, assign, transfer, convey and deliver to CRC or certain of its Subsidiaries designated by CRC, and CRC or such Subsidiaries shall accept from OPC and its applicable Subsidiaries, all of OPC’s and such Subsidiaries’ respective right, title and interest in and to such CRC Assets in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement; and

(ii)                                  CRC and certain of its Subsidiaries designated by CRC shall, as soon as reasonably practicable, accept, assume and agree faithfully to perform, discharge and fulfill all such CRC Liabilities in accordance with their respective terms.

(e)                                  To the extent any OPC Asset is not transferred, assigned or delivered to or retained by, or any OPC Liability is not assumed by or retained by, a member of the OPC Group at the Distribution Date or is owned or held by a member of the CRC Group after the Distribution Date, from and after the Distribution Date, any such OPC Asset or OPC Liability shall be held by such member of the CRC Group for the use, benefit and/or burden of the member of the OPC Group entitled thereto (at the expense and for the account of the member of the OPC Group entitled thereto) in accordance with Section 2.4(f), and, subject to Section 2.4(c):

(i)                                     CRC shall, and shall cause its applicable Subsidiaries to, as soon as reasonably practicable, assign, transfer, convey and deliver to OPC or certain of its Subsidiaries designated by OPC, and OPC or such Subsidiaries shall accept from CRC and its applicable Subsidiaries, all of CRC’s and such Subsidiaries’ respective right, title and interest in and to such OPC Assets in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement; and

(ii)                                  OPC and certain of its Subsidiaries designated by OPC shall, as soon as reasonably practicable, accept, assume and agree faithfully to perform, discharge and fulfill all such OPC Liabilities in accordance with their respective terms.

(f)                                   CRC hereby waives compliance by each and every member of the OPC Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the CRC Assets to any member of the CRC Group.

(g)                                  OPC hereby waives compliance by each and every member of the CRC Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the OPC Assets to any member of the OPC Group.

2.2                               CRC Assets.

(a)                                 For purposes of this Agreement, “CRC Assets” means (without duplication):

(i)                                     all Assets that are specifically provided pursuant to the express terms of this Agreement or any Ancillary Agreement as Assets to be transferred to CRC or any other member of the CRC Group;

(ii)                                  (A) all CRC Contracts, (B) all issued and outstanding equity interests held by OPC or its Subsidiaries in the wholly owned Subsidiaries and Affiliates of OPC that have been or shall be contributed to, or otherwise transferred, conveyed, or assigned to, the CRC Group or entities that shall be members of the CRC Group as of the Distribution Date, as listed on Schedule 2.2(a)(ii)(B) (such Subsidiaries and entities, the “Transferred Entities”), and (C) the shares of capital stock or other equity interests held by OPC or its Subsidiaries in certain entities (other than the Transferred Entities) that have been or shall be contributed to, or otherwise transferred, conveyed, or assigned to, the CRC Group as listed on Schedule 2.2(a)(ii)(C);

(iii)                               all Assets reflected as assets of CRC or its Subsidiaries on the CRC Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the CRC Balance Sheet;

(iv)                              all CRC Intellectual Property;

(v)                                 all permits, waivers, authorizations and similar approvals issued under or pursuant to any Environmental Laws used or held for use by OPC or any of its Subsidiaries exclusively in the CRC Business;

(vi)                              any Shared Contracts (but only to the extent assigned to a member of the CRC Group pursuant to Section 2.8(a) or a Transfer Document);

(vii)                           any and all Assets (including oil and gas interests) owned and used or held for use immediately prior to the Distribution Date by OPC or any of its Subsidiaries exclusively in the CRC Business, including any account or trade receivables, inventory, property, plant and equipment, prepaid expenses and other assets associated with oil, gas and NGL production by the CRC Business, whether or not reflected as assets of CRC or its Subsidiaries on the CRC Balance Sheet.

Notwithstanding the foregoing, the CRC Assets shall not, in any event, include the OPC Assets referred to in Section 2.2(b)(i), (ii), (iii) and (iv).  All rights of the CRC Group in respect of OPC insurance policies are set forth in Article VI and shall not be included in the CRC Assets.

(b)                                 For the purposes of this Agreement, “OPC Assets” means (without duplication):

(i)                                     the Assets listed on Schedule 2.2(b)(i) and any and all other Assets that are specifically provided pursuant to the express terms of this Agreement or any Ancillary Agreement as Assets to be retained by OPC or any other member of the OPC Group;

(ii)                                  the Cash Dividends and (without duplication) any cash or cash equivalents withdrawn from CRC Accounts in accordance with Sections 2.9(c), (d) or (e);

(iii)                               the OPC Intellectual Property and OPC Software;

(iv)                              any Shared Contracts (other than CRC Assets to the extent assigned to a member of the CRC Group pursuant to Section 2.8(a) or a Transfer Document); and

(v)                                 any and all Assets of any members of the OPC Group that are not CRC Assets pursuant to Section 2.2(a).

2.3                               CRC Liabilities.

(a)                                 For the purposes of this Agreement, “CRC Liabilities” means (without duplication):

(i)                                     all Liabilities, including any Environmental Liabilities to the extent relating to:

(A)                               the operation or ownership of the CRC Business, as conducted at any time prior to, on or after the Distribution Date (including any Liability related to oil and gas properties and operations in California formerly owned or operated by OPC or any of its Subsidiaries and the marketing and trading of commodities related to such properties at the time they were owned or operated by OPC or any of its Subsidiaries), including any Liability relating to, arising out of or resulting from (i) any strict liability under or violation of Environmental Law at any CRC Assets; (ii) a Release of Hazardous Materials to, on or under any CRC Assets (including Releases that migrate from CRC Assets to, on or under other properties); or (iii) any Liabilities related to Hazardous Materials generated, transported from or disposed of by any CRC Business, including any act or failure to act by any Person, whether or not such act or failure to act is or was within such Person’s authority; or

(B)                               any CRC Assets, including any CRC Contracts, Shared Contracts (to the extent related to the CRC Business) and any real property and leasehold interests;

in any such case, whether arising before, on or after the Distribution Date;

(ii)                                  any and all other Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be assumed by CRC or any member of the CRC Group including the Assumed Actions, and all agreements, obligations and Liabilities of any member of the CRC Group under this Agreement or any of the Ancillary Agreements;

(iii)                               all Liabilities relating to, arising out of or resulting from the CRC Financing Arrangements;

(iv)                              all Liabilities reflected as liabilities or obligations of CRC or its Subsidiaries on the CRC Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the CRC Balance Sheet; and

(v)                                 all Liabilities arising out of claims made by the respective directors, officers, stockholders, employees, agents, managers, Subsidiaries or Affiliates of either Group against any member of either Group relating to, arising out of or resulting from the CRC Business or the other businesses, operations, activities or Liabilities referred to in clauses (i) through (iv) above, inclusive.

Notwithstanding the foregoing, the CRC Liabilities shall not include (i) any and all other Liabilities that are expressly stated in this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by OPC or any other member of the OPC Group and (ii) all agreements and obligations of any member of the OPC Group under this Agreement or any of the Ancillary Agreements.

(b)                                 For the purposes of this Agreement, “OPC Liabilities” means (without duplication): all Liabilities of OPC and its Subsidiaries as of the Distribution Date other than CRC Liabilities.

2.4                               Approvals and Notifications.

(a)                                 To the extent that the transfer or assignment of any CRC Asset, the assumption of any CRC Liability, the Separation or the Distribution requires any Approvals or Notifications, the Parties will endeavor to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement (including in Section 2.4(j)) or any of the Ancillary Agreements or as otherwise agreed between OPC and CRC), neither OPC nor CRC shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b)                                 To the extent that the transfer or assignment of any OPC Asset, the assumption of any OPC Liability, the Separation or the Distribution requires any Approvals or Notifications, the Parties will endeavor to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement (including in Section 2.4(j)) or any of the Ancillary Agreements or as otherwise agreed between OPC and CRC), neither OPC nor CRC shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(c)                                  If and to the extent that the valid, complete and perfected transfer or assignment to the CRC Group of any CRC Assets or assumption by the CRC Group of any CRC Liabilities would be a violation of applicable Law, or require any Approvals or Notifications in connection with the Separation or the Distribution that have not been obtained or made by the Distribution Date, then, unless the Parties shall otherwise mutually determine, the transfer or assignment to the CRC Group of such CRC Assets or the assumption by the CRC Group of such CRC Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made.  Notwithstanding the foregoing, any such CRC Assets or CRC Liabilities shall continue to constitute CRC Assets and CRC Liabilities for all other purposes of this Agreement.

(d)                                 If and to the extent that the valid, complete and perfected transfer or assignment to the OPC Group of any OPC Assets or assumption by the OPC Group of any OPC Liabilities would be a violation of applicable Law, or require any Approvals or Notifications in connection with the Separation or the Distribution that have not been obtained or made by the Distribution Date, then, unless the Parties shall otherwise mutually determine, the transfer or assignment to the OPC Group of such OPC Assets or the assumption by the OPC Group of such OPC Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made.  Notwithstanding the foregoing, any such OPC Assets or OPC Liabilities shall continue to constitute OPC Assets and OPC Liabilities for all other purposes of this Agreement.

(e)                                  If any transfer or assignment of any CRC Asset or any assumption of any CRC Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Distribution Date, whether as a result of the provisions of Section 2.4(c) or for any other reason, then, insofar as reasonably possible, the member of the OPC Group retaining such CRC Asset or such CRC Liability, as the case may be, shall thereafter hold such CRC Asset or CRC Liability, as the case may be, for the use, benefit and/or burden of the member of the CRC Group entitled thereto (at the expense and for the account of the member of the CRC Group entitled thereto).  In addition, the member of the OPC Group retaining such CRC Asset or such CRC Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such CRC Asset or CRC Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the CRC Group to whom such CRC Asset is to be transferred or assigned, or which will assume such CRC Liability, as the case may be, in order to place such member of the CRC Group in a substantially similar position as if such CRC Asset or CRC Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such CRC Asset or CRC Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such CRC Asset or CRC Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Distribution Date to the CRC Group.

(f)                                   If any transfer or assignment of any OPC Asset or any assumption of any OPC Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Distribution Date, whether as a result of the provisions of Section 2.4(d) or for any other reason, then, insofar as reasonably possible, the member of the CRC Group retaining such OPC Asset or such OPC Liability, as the case may be, shall thereafter hold such OPC Asset or OPC Liability, as the case may be, for the use, benefit and/or burden of the member of the OPC Group entitled thereto (at the expense and for the account of the member of the OPC Group entitled thereto).  In addition, the member of the CRC Group retaining such OPC Asset or such OPC Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such OPC Asset or OPC Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the OPC Group to whom such OPC Asset is to be transferred or assigned, or which will assume such OPC Liability, as the case may be, in order to place such member of the OPC Group in a substantially similar position as if such OPC Asset or OPC Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such OPC Asset or OPC Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such OPC Asset or OPC Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Distribution Date to the OPC Group.

(g)                                  If the transfer or assignment of any OPC Asset or the assumption of any OPC Liability not intended to be transferred, assigned or assumed hereunder, as the case may be, is consummated on or prior to the Distribution Date, then, insofar as reasonably possible, the member of the CRC Group holding or owning such OPC Asset or such OPC Liability, as the case may be, shall thereafter hold such OPC Asset or OPC Liability, as the case may be, for the use, benefit and/or burden of the member of the OPC Group entitled thereto (at the expense of the member of the OPC Group entitled thereto).  In addition, the member of the CRC Group retaining such OPC Asset or such OPC Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such OPC Asset or OPC Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the OPC Group to whom such OPC Asset is to be transferred or assigned, or which will assume such OPC Liability, as the case may be, in order to place such member of the OPC Group in a substantially similar position as if such OPC Asset or OPC Liability had not been so transferred, assigned or assumed and so that all the benefits and burdens relating to such OPC Asset or OPC Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such OPC Asset or OPC Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Distribution Date to the OPC Group.

(h)                                 If the transfer or assignment of any CRC Asset or the assumption of any CRC Liability not intended to be transferred, assigned or assumed hereunder, as the case may be, is consummated on or prior to the Distribution Date, then, insofar as reasonably possible, the member of the OPC Group holding or owning such CRC Asset or such CRC Liability, as the case may be, shall thereafter hold such CRC Asset or CRC Liability, as the case may be, for the use, benefit and/or burden of the member of the CRC Group entitled thereto (at the expense of the member of the CRC Group entitled thereto).  In addition, the member of the OPC Group retaining such CRC Asset or such CRC Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such CRC Asset or CRC Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the CRC Group to whom such CRC Asset is to be transferred or assigned, or which will assume such CRC Liability, as the case may be, in order to place such member of the CRC Group in a substantially similar position as if such CRC Asset or CRC Liability had not been so transferred, assigned or assumed and so that all the benefits and burdens relating to such CRC Asset or CRC Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such CRC Asset or CRC Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Distribution Date to the CRC Group.

(i)                                     If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any CRC Asset or the deferral of assumption of any CRC Liability pursuant to Section 2.4(c) or the deferral of transfer or assignment of any OPC Asset or the deferral of assumption of any OPC Liability pursuant to Section 2.4(d), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any CRC Asset or the assumption of any CRC Liability or for the transfer or assignment of any OPC Asset or the assumption of any OPC Liability, have been removed, the transfer or assignment of the applicable CRC Asset or the assumption of the applicable CRC Liability or the transfer or assignment of the applicable OPC Asset or the assumption of the applicable OPC Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j)                                    Except as otherwise agreed between OPC and CRC, (i) any member of the OPC Group holding, owning or retaining a CRC Asset or CRC Liability (whether as a result of the provisions of Section 2.4(c) or for any other reason), and (ii) any member of the CRC Group holding, owning or retaining an OPC Asset or OPC Liability due to a transfer or assignment to, or assumption by, such member of the CRC Group (whether as a result of the provisions of Section 2.4(d) or for any other reason), shall not be obligated, in order to effect the transfer of such Asset or Liability to the Group member entitled thereto, to expend any money unless the necessary funds are advanced (or otherwise made available) by the Group member entitled thereto, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Group member entitled to such Asset or Liability.

2.5                               Novation of CRC Liabilities.

(a)                                 Each of OPC and CRC, at the request of the other, shall endeavor, if reasonably practicable, to obtain, or to cause to be obtained, if reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute CRC Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the CRC Group, so that, in any such case, the members of the CRC Group will be solely responsible for the CRC Liabilities; provided, however, that neither OPC nor CRC shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(b)                                 If OPC or CRC is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the OPC Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased CRC Liability”), CRC shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the OPC Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the OPC Group that constitute Unreleased CRC Liabilities from and after the Distribution Date and (ii) use its commercially reasonable efforts to effect such payment, performance, or discharge prior to any demand for such payment, performance, or discharge is permitted to be made by the obligee thereunder on any member of the OPC Group.  If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased CRC Liabilities shall otherwise become assignable or able to be novated, OPC shall promptly assign, or cause to be assigned, and CRC or the applicable CRC Group member shall assume, such Unreleased CRC Liabilities without exchange of further consideration.

2.6                               Novation of OPC Liabilities.

(a)                                 Each of OPC and CRC, at the request of the other, shall endeavor, if reasonably practicable, to obtain, or to cause to be obtained, if reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute OPC Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the OPC Group, so that, in any such case, the members of the OPC Group will be solely responsible for such OPC Liabilities; provided, however, that neither OPC nor CRC shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(b)                                 If OPC or CRC is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the CRC Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased OPC Liability”), OPC shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the CRC Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the CRC Group that constitute Unreleased OPC Liabilities from and after the Distribution Date and (ii) use its commercially reasonable efforts to effect such payment, performance, or discharge prior to any demand for such payment, performance, or discharge is permitted to be made by the obligee thereunder on any member of the CRC Group.  If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased OPC Liabilities shall otherwise become assignable or able to be novated, CRC shall promptly assign, or cause to be assigned, and OPC or the applicable OPC Group member shall assume, such Unreleased OPC Liabilities without exchange of further consideration.

2.7                               Termination of Agreements.

(a)                                 Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of this Agreement, CRC and each member of the CRC Group, on the one hand, and OPC and each member of the OPC Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among CRC and/or any member of the CRC Group and/or any entity that shall be a member of the CRC Group as of the Distribution Date, on the one hand, and OPC and/or any member of the OPC Group (other than entities that shall be members of the CRC Group as of the Distribution Date), on the other hand, effective as of the Distribution Date.  No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Date.  Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)                                 The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Person other than the Parties and the members of their respective Groups is a Party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute CRC Assets or CRC Liabilities, they shall be assigned pursuant to Section 2.1); (iv) any agreements, arrangements, commitments or understandings to which any member of the OPC Group or CRC Group, other than OPC, CRC or a wholly owned Subsidiary of OPC or CRC, as the case may be, is a Party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); (v) any Shared Contracts; and (vi) any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement expressly states will survive the Distribution Date.

2.8                               Treatment of Shared Contracts.

(a)                                 Without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed to the applicable party pursuant to an Ancillary Agreement, any contract, agreement, arrangement, commitment or understanding that is listed on Schedule 2.8(a) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Distribution Date, so that each Party or the members of its respective Group shall, as of the Distribution Date, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses, in each case, in accordance with the allocation of benefits and burdens set forth on Schedule 2.8(a) (each, a “Schedule 2.8 Contract”); provided, however, that, (i) in no event shall any member of any Group be required to assign (or amend) any Schedule 2.8 Contract in its entirety or to assign a portion of any Schedule 2.8 Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Schedule 2.8 Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Schedule 2.8 Contract, then the Parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Schedule 2.8 Contract so as to allow such other Party the ability to exercise any applicable rights under such Schedule 2.8 Contract) to cause a member of the CRC Group or the OPC Group, as the case may be, to receive the rights and benefits of that portion of each Schedule 2.8 Contract that relates to the CRC Business or the businesses retained by OPC, as the case may be (in each case, to the extent so related), as if such Schedule 2.8 Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.8, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.8.

(b)                                 Each of OPC and CRC shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or its Subsidiaries, as applicable, not later than the Distribution Date, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c)                                  Nothing in this Section 2.8 shall require any member of any Group to make any material payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.8.

2.9                               Bank Accounts; Cash Balances.

(a)                                 OPC and CRC each agrees to take, or cause the respective members of their respective Groups to take, at the Distribution Date (or such earlier time as OPC and CRC may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by CRC or any other member of the CRC Group (collectively, the “CRC Accounts”) so that such CRC Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by OPC or any other member of the OPC Group (collectively, the “OPC Accounts”), are de-linked from the OPC Accounts.

(b)                                 OPC and CRC each agrees to take, or cause the respective members of their respective Groups to take, at the Distribution Date (or such earlier time as OPC and CRC may agree), all actions necessary to amend all agreements governing the OPC Accounts so that such OPC Accounts, if currently linked to a CRC Account, are de-linked from the CRC Accounts.

(c)                                  It is intended that, following consummation of the actions contemplated by Sections 2.9(a) and 2.9(b), there will be in place a centralized cash management process pursuant to which the CRC Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by CRC or its designee; provided that, on November 28, 2014, the accumulated funds in such centralized CRC Accounts will be transferred to one or more centralized accounts managed by OPC, at the discretion of OPC.

(d)                                 It is intended that, following consummation of the actions contemplated by Sections 2.9(a) and 2.9(b), there will continue to be in place a centralized cash management process pursuant to which the OPC Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by OPC or its designee.

(e)                                  With respect to any outstanding payments initiated by OPC, CRC, or any of their respective Subsidiaries prior to the Distribution Date, such outstanding payments shall be honored following the Separation by the Person or Group owning the account from which the payment was initiated.

(f)                                   As between OPC and CRC (and the members of their respective Groups) all payments made and reimbursements received after the Separation by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto).  Each Party shall maintain an accounting of any such payments and reimbursements, and the Parties shall have a monthly reconciliation, whereby all such payments made and reimbursements received by each Party are calculated and the net amount owed to OPC or CRC shall be paid over with right of set-off.  If at any time the net amount owed to either Party exceeds $10,000,000, an interim payment of such net amount owed shall be made to the Party entitled thereto within three (3) business days of such amount exceeding $10,000,000.  Notwithstanding the foregoing, neither OPC nor CRC shall act as collection agent for the other Party, nor shall either Party act as surety or endorser with respect to non-sufficient funds checks, or funds to be returned in a bankruptcy or fraudulent conveyance action.

2.10                        Other Ancillary Agreements.  Effective as of the date hereof, each of OPC and CRC will execute and deliver all Ancillary Agreements to which it is a party (other than the Transfer Documents, which will be executed on or prior to the Distribution Date to the extent not previously executed prior to the date hereof).

2.11                        Disclaimer of Representations and Warranties.  EACH OF OPC (ON BEHALF OF ITSELF AND EACH MEMBER OF THE OPC GROUP) AND CRC (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CRC GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED, ASSUMED OR RETAINED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF, AND IN ENTERING INTO THIS AGREEMENT, EACH OF OPC (ON BEHALF OF ITSELF AND EACH MEMBER OF THE OPC GROUP) AND CRC (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CRC GROUP) ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY SUCH REPRESENTATION OR WARRANTY.  EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, EXCEPT AS OTHERWISE AGREED BY OPC, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS, INCLUDING ENVIRONMENTAL LAWS, OR JUDGMENTS ARE NOT COMPLIED WITH. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, OPC MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZARDOUS MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE CRC ASSETS.

2.12                        CRC Financing Arrangements.  Prior to the Distribution Date (to the extent not previously effected prior to the date hereof), CRC shall enter into the CRC Financing Arrangements, on such terms and conditions as agreed by OPC (including the amount that shall be borrowed pursuant to the Financing Arrangements and the interest rates for such borrowings).  OPC and CRC shall participate in the preparation of all materials and presentations as may be reasonably necessary to secure funding pursuant to the CRC Financing Arrangements, including rating agency presentations necessary to obtain the requisite ratings needed to secure the financing under any of the CRC Financing Arrangements.  The Parties agree that CRC, and not OPC, shall be ultimately responsible for all costs and expenses incurred by, and for reimbursement of such costs and expenses to, any member of the OPC Group or CRC Group associated with the CRC Financing Arrangements.  In connection with the Initial Distribution,  (i) CRC shall use borrowings under the Term Loan Facility and the Revolving Credit Facility to fund the $1.05 billion cash dividend to be paid to OPC on November 26, 2014 and (ii) CRC shall borrow under the Revolving Credit Facility an amount sufficient to have cash on hand on November 28, 2014 equal to $100 million to fund a cash distribution of $100 million to OPC on November 28, 2014.  For the avoidance of doubt, CRC shall not be permitted to use cash flows from its operations to fund the amounts referenced in (i) and (ii) above.

2.13                        Financial Information Certifications.  OPC’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to CRC as its Subsidiary.  In order to enable the principal executive officer and principal financial officer of CRC to make the certifications required of them under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, OPC, within twenty-five (25) days of the end of any fiscal quarter during which CRC remains its Subsidiary, shall provide CRC with one or more certifications as may be determined to be reasonably necessary by OPC and CRC with respect to such disclosure controls and procedures, its internal control over financial reporting and the effectiveness thereof.  Such certification(s) shall be provided by OPC (and not by any officer or employee in their individual capacity).

ARTICLE III
THE DISTRIBUTION

3.1                               The Initial Distribution and the Distribution.

(a)                                 OPC intends to consummate the Initial Distribution on 11:59 p.m. Eastern Time Zone November 30, 2014.  OPC will, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution.  In addition, OPC may, at any time and from time to time until the consummation of the Initial Distribution, modify or change the terms of the Initial Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Initial Distribution.  For the avoidance of doubt, nothing in the foregoing shall in any way limit OPC’s right to terminate this Agreement or the Initial Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in such Article.

(b)                                 CRC shall cooperate with OPC to accomplish the Distribution and shall, at OPC’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, the registration under the Securities Act and the Exchange Act of CRC Common Stock on an appropriate registration form or forms to be designated by OPC.  OPC shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for OPC.  CRC and OPC, as the case may be, will provide to the Agent all share certificates and any information required in order to complete the Distribution.

3.2                               Actions Prior to the Initial Distribution.

(a)                                 OPC and CRC shall prepare and make available, prior to the Distribution Date, to the holders of OPC Common Stock, such information concerning CRC, its business, operations and management, the Initial Distribution and such other matters as OPC shall reasonably determine and as may be required by Law.  OPC and CRC will prepare, and CRC will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which OPC determines are necessary or desirable to effectuate the Distribution, and OPC and CRC shall each use its commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(b)                                 OPC and CRC shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(c)                                  CRC shall prepare and file, and shall use its commercially reasonable efforts to have approved, an application for the listing of the CRC Common Stock to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

(d)                                 OPC and CRC shall take all necessary action that may be required to provide for the adoption by CRC of the Amended and Restated Certificate of Incorporation of CRC (the “CRC Certificate of Incorporation”) and the Amended and Restated Bylaws of CRC, each in such form as may be reasonably determined by OPC and CRC, and CRC will file the CRC Certificate of Incorporation with the Secretary of State of the State of Delaware.

(e)                                  OPC and CRC shall take all actions as may be necessary to approve the stock-based employee benefit plans of CRC (and the grants of adjusted awards over OPC stock by OPC and of awards over CRC stock by CRC) in order to satisfy the requirement of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.

3.3                               Conditions to Initial Distribution.

(a)                                 The consummation of the Initial Distribution will be subject to the satisfaction, or waiver by OPC in its sole and absolute discretion, of the conditions set forth in this Section 3.3(a).  Any determination by OPC regarding the satisfaction or waiver of any of such conditions will be conclusive.

(i)                                     The Separation shall have been completed in accordance with the Restructuring Steps Memorandum.

(ii)                                  OPC will have received a private letter ruling from the U.S. Internal Revenue Service substantially to the effect that, among other things, certain aspects of the transactions that will be undertaken in preparation for, or in connection with, the Separation and the Distribution will not cause the Distribution to be taxable to OPC or its Affiliates.

(iii)                               OPC shall have received an opinion of its tax counsel, in form and substance acceptable to OPC and which shall remain in full force and effect, that (i) certain transactions that will be undertaken in preparation for, or in connection with, the Separation and Distribution will not be taxable to OPC or its Affiliates for federal income tax purposes and (ii) the Distribution and related transactions generally qualify as tax-free transactions under Sections 355, 361 and/or 368(a)(1)(D) of the Code

(iv)                              All Governmental Approvals necessary to consummate the Initial Distribution shall have been obtained and be in full force and effect.

(v)                                 The actions and filings necessary or appropriate under applicable securities laws in connection with the Initial Distribution will have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority.

(vi)                              No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Initial Distribution or any of the related transactions shall be in effect, and no other event outside the control of OPC shall have occurred or failed to occur that prevents the consummation of the Initial Distribution or any of the related transactions.

(vii)                           A Registration Statement on Form 10 registering the CRC Common Stock (the “Form 10”) shall be effective under the Exchange Act, with no stop order in effect with respect thereto, and the Information Statement included therein (the “Information Statement”) shall have been made available to OPC’s stockholders as of the Record Date.

(viii)                        The CRC Common Stock to be distributed to the OPC stockholders in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution.

(ix)                              Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto.

(x)                                 No events or developments shall have occurred or exist that, in the judgment of the OPC Board, in its sole and absolute discretion, make it inadvisable to effect the Initial Distribution or the other transactions contemplated hereby, or would result in the Initial Distribution or the other transactions contemplated hereby not being in the best interest of OPC or its stockholders.

(xi)                              OPC shall have received the Cash Dividends.

(xii)                           One or more independent nationally recognized investment banking firms or other firms acceptable to OPC, in its sole and absolute discretion, shall have delivered one or more solvency opinions to the OPC Board and the board of directors of CRC, in form and substance acceptable to OPC in its sole discretion, regarding the payment of the Cash Dividends.

(b)                                 The foregoing conditions are for the sole benefit of OPC and shall not give rise to or create any duty on the part of OPC or the OPC Board to waive or not waive such conditions or in any way limit OPC’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in such Article.  Any determination made by the OPC Board prior to the Initial Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.3 shall be conclusive.

3.4                               Certain Stockholder Matters.

(a)                                 Subject to Section 3.3, on or prior to the Distribution Date, OPC will deliver to the Agent for the benefit of holders of record of OPC Common Stock on the Record Date not less than 80.1% of the outstanding shares of CRC Common Stock (taking into account for purposes of calculating the outstanding shares of CRC Common Stock, the number of shares of CRC Common Stock expected to be issued to employees and directors of CRC pursuant to the Employee Matters Agreement and the CRC Stock Plan effective as of the Distribution Date) to be distributed to holders of record of OPC Common Stock in the Initial Distribution (and not less than the number of shares of CRC Common Stock required to be distributed pursuant to Section 3.4(b)), and shall cause the transfer agent for the shares of OPC Common Stock to instruct the Agent to distribute on the Distribution Date the appropriate number of such shares of CRC Common Stock to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form.  CRC will not issue paper stock certificates.  The Initial Distribution shall be effective at 11:59 p.m. Eastern Time on the Distribution Date or at such other time as OPC may determine.  If OPC determines, in its sole discretion, at any time after the Distribution Date, that the CRC Common Stock distributed in the Initial Distribution constitutes less than 80.1% of the outstanding shares of CRC Common Stock, OPC will contribute to CRC, for cancellation, that number of shares of CRC Common Stock necessary to cause the CRC Common Stock distributed in the Initial Distribution to constitute at least 80.1% of the outstanding shares of CRC Common Stock.

(b)                                 Subject to Sections 3.3 and 3.4(c), and except as otherwise provided in the Employee Matters Agreement, each holder of OPC Common Stock on the Record Date will be entitled to receive in the Initial Distribution a number of whole shares of CRC Common Stock equal to the number of shares of OPC Common Stock held by such holder on the Record Date multiplied by the Distribution Ratio.

(c)                                  No fractional shares will be distributed or credited to book-entry accounts in connection with the Initial Distribution.  As soon as practicable after the Distribution Date, OPC shall direct the Agent to determine the number of whole shares and fractional shares of CRC Common Stock allocable to each holder of record or beneficial owner of OPC Common Stock as of the Record Date, to aggregate all such fractional shares and to sell the whole shares obtained thereby in open market transactions (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of any fractional share, such holder’s or owner’s ratable share of the proceeds of such sale, after deducting any taxes required to be withheld and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale.  Neither OPC nor CRC will be required to guarantee any minimum sale price for the fractional shares of CRC Common Stock.  Neither OPC nor CRC will be required to pay any interest on the proceeds from the sale of fractional shares.

(d)                                 Until the CRC Common Stock is duly transferred in accordance with this Section 3.4 and applicable Law, from and after the effective time of the Initial Distribution, CRC will regard the Persons entitled to receive such CRC Common Stock as record holders of CRC Common Stock in accordance with the terms of the Initial Distribution without requiring any action on the part of such Persons.  CRC agrees that, subject to any transfers of such stock, from and after the effective time of the Initial Distribution (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of CRC Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the shares of CRC Common Stock then held by such holder.

3.5                               Treatment of the Loan 1 Proceeds.  As described in the Recitals, OPC received the Loan 1 Proceeds Dividend on October 9, 2014.  Consistent with the terms of the Private Letter Ruling, OPC will distribute the Loan 1 Proceeds (i) to its shareholders (whether through quarterly dividends, redemptions pursuant to existing or future repurchase programs, or otherwise), (ii) transfer the Loan 1 Proceeds to creditors, or (iii) engage in combination of (i) and (ii) within 18 months of the First Distribution.

ARTICLE IV
DISPUTE RESOLUTION

4.1                               General Provisions.

(a)                                 Any dispute, controversy or claim arising out of or relating to this Agreement or the Ancillary Agreements (except as otherwise set forth in any such Ancillary Agreements), including the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article IV, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in the applicable Ancillary Agreement or in this Article IV.

(b)                                 Commencing with a request contemplated by Section 4.2, all communications between the Parties or their representatives to attempt to resolve any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from disclosure and production, and shall not be introduced into evidence for any reason (whether as an admission or otherwise) before any arbitral tribunal.

(c)                                  The specific procedures set forth in this Article IV, including the time limits referenced herein, may be modified by agreement of both of the Parties in writing.

(d)                                 All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article IV are pending.  The Parties will take any necessary or appropriate action required to effectuate such tolling.

4.2                               Consideration by Senior Executives.  If a Dispute is not resolved in the normal course of business at the operational level, the Parties shall attempt in good faith to resolve the Dispute by negotiation between executives.  Either Party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”).  Within fifteen (15) days after delivery of the Initial Notice, the receiving Party shall submit to the other a written response (the “Response”).  The Initial Notice and the Response shall include (a) a statement of the Dispute and of each Party’s respective position and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive.  The Parties agree that such executives shall have full and complete authority to resolve any Disputes submitted pursuant to this Section 4.2.  Such executives will meet in person or by teleconference or video conference within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute.  If the executives are unable to agree to a format for such meeting, the meeting shall be convened by teleconference.

4.3                               Mediation.  If a Dispute is not resolved by negotiation or if a meeting between executives is not held as provided in Section 4.2 within thirty (30) days from the delivery of the Initial Notice, resolution of such Dispute shall be attempted by mediation administered by the American Arbitration Association (the “AAA”) under its Commercial Mediation Procedures (the “Mediation Procedures”) as then in effect.  Unless otherwise agreed by OPC and CRC, the Parties shall (a) conduct the mediation in Houston, Texas, and (b) select a mutually agreeable mediator.  If the Parties are unable to agree upon a mediator within 10 days of the request for mediation, a mediator shall be appointed as set out in the Mediation Procedures.  The Parties shall agree to a mutually convenient date and time to conduct the mediation; provided that the mediation must occur within thirty (30) days of the appointment of the mediator unless a later date is agreed to by the Parties in writing.  Each Party shall bear its own fees, costs and expenses and an equal share of the expenses of the mediation.  Each Party shall designate an executive to have full and complete authority to resolve the Dispute and to represent its interests in the mediation, and each Party may, in its sole and absolute discretion, include any number of other Representatives in the mediation process.  At the commencement of the mediation, either Party may request to submit a written mediation statement to the mediator.

4.4                               Arbitration.

(a)                                 Any Dispute that is not resolved within the latter of sixty (60) days from the delivery of the Initial Notice under Section 4.3 or the date of termination of mediation under the Mediation Procedures shall be settled by arbitration administered by the AAA in accordance with its Commercial Arbitration Rules (the “AAA Commercial Arbitration Rules”).

(b)                                 Without waiving its rights to any remedy under this Agreement and without first complying with the provisions of Sections 4.2 and 4.3, either Party may seek any emergency measures of protection or interim relief (i) before any Texas federal or state court, (ii) before an emergency arbitrator, as provided for under the AAA Commercial Arbitration Rules, or (iii) before the arbitral tribunal established hereunder.

(c)                                  Unless otherwise agreed by OPC and CRC, any Dispute to be decided in arbitration hereunder shall be decided by a tribunal of three (3) arbitrators appointed pursuant to the AAA Commercial Arbitration Rules.

(d)                                 The place of arbitration shall be Houston, Texas.  The final hearing(s) in such arbitration shall take place within fourteen (14) months of the date of appointment of the arbitral tribunal, unless the Parties agree otherwise in writing.

(e)                                  The arbitral tribunal will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitral tribunal will not award any relief not specifically requested by the Parties and, in any event, will not award special damages.  Upon constitution of the arbitral tribunal following any grant of interim relief by a special arbitrator or court pursuant to Section 4.4(b), the tribunal may affirm or disaffirm that relief, and the Parties will take such measures that are necessary to execute the tribunal’s decision.

(f)                                   So long as either Party has a timely claim to assert, the agreement to arbitrate Disputes set forth in this Section 4.4 will continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(g)                                  Any award of the arbitrators shall state reasons and shall be conclusive and binding upon the Parties. Judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(h)                                 Each Party shall bear its own fees, costs and expenses and shall bear an equal share of the costs and expenses of the arbitration, including the fees, costs and expenses of the arbitral tribunal, provided, that the arbitral tribunal may award the prevailing Party its reasonable fees and expenses (including attorneys’ fees), including such reasonable fees and expenses for any Disputes relating to the Parties’ rights and obligations for indemnification under this Agreement.

4.5                               Confidentiality.  Except as may be required by law or to enforce an award, neither a Party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Parties.

ARTICLE V
MUTUAL RELEASES; INDEMNIFICATION

5.1                               Regardless of Fault.  IN THIS ARTICLE V, THE PHRASE “REGARDLESS OF FAULT” MEANS WITH RESPECT TO ANY INDEMNITY OR RELEASE PROVISION THAT THE INDEMNITY OR RELEASE IS BEING GIVEN WITHOUT REGARD TO THE FAULT OF THE PARTY BEING RELEASED OR INDEMNIFIED AND THAT THE INDEMNITY OR RELEASE WILL BE ENFORCEABLE EVEN IF THE LIABILITY BEING RELEASED OR INDEMNIFIED AGAINST WAS CAUSED BY THE NEGLIGENCE (OF

ANY DEGREE OR CHARACTER), STRICT LIABILITY, BREACH OF DUTY OR ANY OTHER FAULT ON THE PART OF THE PARTY OR PERSON BEING RELEASED OR INDEMNIFIED.

5.2                               Intention of Parties.  IT IS THE INTENTION OF THE PARTIES THAT THE INDEMNITIES AND RELEASES IN ARTICLE V COMPLY WITH BOTH THE EXPRESS NEGLIGENCE DOCTRINE AND THE CLEAR AND CONSPICUOUS RULE AND THAT WHEREVER “REGARDLESS OF FAULT” APPEARS IN ARTICLE V, THE DEFINITION SET OUT IN SECTION 5.1 IS INCORPORATED AS THOUGH FULLY SET OUT THEREIN.

5.3                               Release of Pre-Initial Distribution Claims.

(a)                                 Except as provided in Section 5.3(c), effective as of the Distribution Date, CRC does hereby, for itself and each other member of the CRC Group, their respective Affiliates (other than any member of the OPC Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been directors, officers, agents, managers, or employees of any member of the CRC Group (in each case, in their respective capacities as such), remise, release and forever discharge REGARDLESS OF FAULT OPC and the members of the OPC Group, their respective controlled Affiliates (other than any member of the CRC Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents, managers or employees of any member of the OPC Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, including from fraud, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Separation and the Distribution; provided, however, with respect to stockholders, directors, officers, agents, managers, or employees of any member of the OPC Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, such remise, release and discharge shall not apply to the extent any such person or party is grossly negligent or has acted in bad faith or has engaged in willful misconduct.

(b)                                 Except as provided in Section 5.3(c), effective as of the Distribution Date, OPC does hereby, for itself and each other member of the OPC Group, their respective Affiliates (other than any member of the CRC Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been directors, officers, agents, managers,  or employees of any member of the OPC Group (in each case, in their respective capacities as such), remise, release and forever discharge REGARDLESS OF FAULT CRC, the respective members of the CRC Group, their respective controlled Affiliates (other than any member of the OPC Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents, managers,  or employees of any member of the CRC Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, including from fraud, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Separation and the Distribution; provided, however, with respect to stockholders, directors, officers, agents, managers,  or employees of any member of the CRC Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, such remise, release and discharge shall not apply to the extent any such person or party is grossly negligent or has acted in bad faith or has engaged in willful misconduct.

(c)                                  Nothing contained in Section 5.3(a) or (b) shall impair any right of any Person to enforce this Agreement or any Ancillary Agreement.  Nothing contained in Section 5.3(a) or (b) shall release any Person from:

(i)                                     any Liability provided in or resulting from any agreement among any members of the OPC Group or the CRC Group that is specified in Section 2.7(b) of this Agreement or the applicable

Schedules thereto as not to terminate as of the Distribution Date, or any other Liability specified in such Section 2.7(b) as not to terminate as of the Distribution Date;

(ii)                                  any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)                               any Liability for the agreed upon purchase price or fee due arising out of the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Distribution Date;

(iv)                              any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article V and Article VI and, if applicable, the other appropriate provisions of this Agreement and the other Ancillary Agreements; or

(v)                                 any Liability the release of which would result in the release of any Third Parties other than a Person released pursuant to this Section 5.3; provided, however, that the Parties agree not to bring or allow their respective Subsidiaries to bring suit or other Action against the other Party or any of their respective past, present or future directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing, with respect to any such Liability.

In addition, nothing contained in Section 5.3(a) shall release OPC from honoring its obligations in effect immediately prior to the Initial Distribution to indemnify any director, officer or employee of a member of the CRC Group who was a director, officer or employee of a member of the OPC Group on or prior to the Distribution Date, to the extent such director, officer or employee becomes a named defendant in any Action covered by such indemnity obligations; it being understood that, if the underlying obligation giving rise to such Action is a CRC Liability, CRC shall indemnify OPC for such Liability (including OPC’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.

(d)                                 CRC covenants that it will not make, and will not permit any member of the CRC Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against OPC or any member of the OPC Group, or any other Person released pursuant to Section 5.3(a), with respect to any Liabilities released pursuant to Section 5.3(a).  OPC covenants that it will not make, and will not permit any member of the OPC Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against CRC or any member of the CRC Group, or any other Person released pursuant to Section 5.3(b), with respect to any Liabilities released pursuant to Section 5.3(b).

(e)                                  It is the intent of each of OPC and CRC, by virtue of the provisions of this Section 5.3, to provide for a full and complete release and discharge REGARDLESS OF FAULT of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among CRC or any member of the CRC Group, on the one hand, and OPC or any member of the OPC Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date, including any representations or warranties or indemnities made or alleged to have been made on or before the Distribution Date, by any member of the CRC Group or the OPC Group), except as expressly set forth in Section 5.3(c).  At any time, at the request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

(f)                                   Any breach of the provisions of this Section 5.3 by either OPC or CRC shall entitle the other Party to recover reasonable fees and expenses of counsel in connection with such breach or any action resulting from such breach.

5.4                               Indemnification by CRC.  Subject to Section 5.6, CRC shall REGARDLESS OF FAULT indemnify, defend and hold harmless OPC, each member of the OPC Group and each of their respective past, present and future directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “OPC Indemnitees”), from and against any and all Liabilities of the OPC Indemnitees arising out of or resulting from:

(a)                                 any OPC Third Party Claim to the extent arising out of or resulting from any of the following items:

(i)                                     the failure of CRC or any other member of the CRC Group or any other Person to pay, perform or otherwise promptly discharge any CRC Liabilities or CRC Contracts in accordance with its respective terms, whether prior to or after the Distribution Date;

(ii)                                  the CRC Business, any CRC Liabilities or any CRC Contracts;

(iii)                               any representation or other warranty (including any warranty of title) or indemnity from or made by the OPC Group contained in any deed, agreement or other document constituting or relating to the CRC Assets or the CRC Business, including any conveyancing instrument whereby any of the CRC assets were conveyed, assigned or transferred to a member of the CRC Group (whether in connection with the Separation or a transaction not related to the Separation);

(iv)                              the Assumed Actions;

(v)                                 any Corporate Action or Action relating to the CRC Business from which CRC is unable to cause an OPC Group party to be removed pursuant to Section 5.8(d), but only to the extent relating to the CRC Business;

(vi)                              any use by any member of the CRC Group or Person that becomes an Affiliate of a member of the CRC Group after the Distribution Date of the OPC Names and Marks;

(vii)                           any guarantee, indemnification obligation, letter of credit reimbursement obligations, surety, bond or other credit support agreement, arrangement, commitment or understanding for the benefit of CRC or its Subsidiaries by OPC or any of its Subsidiaries (other than CRC or its Subsidiaries) that survives following the Distribution Date; and

(viii)                        any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any of the Form 10 (including in any amendments or supplements thereto), the Information Statement (as amended or supplemented if CRC will have furnished any amendments or supplements thereto) or any offering memorandum or other marketing materials prepared in connection with the CRC Financing Arrangements or otherwise, other than any such statement or omission in the Form 10, Information Statement or offering memorandum or other marketing materials based on information furnished by OPC solely in respect of the OPC Group (it being understood that, with respect to the Form 10 and the Information Statement, the only such information furnished by OPC is the information set forth in the section of the Form 10 titled “The Spin-Off—Reasons for the Spin-Off”); and

(b)                                 any breach by CRC or any member of the CRC Group of this Agreement or any of the other Ancillary Agreements.

5.5                               Indemnification by OPC.  Subject to Section 5.6, OPC shall REGARDLESS OF FAULT indemnify, defend and hold harmless CRC, each member of the CRC Group and each of their respective past, present and future directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “CRC Indemnitees”), from and against any and all Liabilities of the CRC Indemnitees arising out of or resulting from:

(a)                                 any CRC Third Party Claim to the extent arising out of or resulting from any of the following items:

(i)                                     the failure of OPC or any other member of the OPC Group or any other Person to pay, perform or otherwise promptly discharge any OPC Liabilities, whether prior to or after the Distribution Date;

(ii)                                  the OPC Business, any OPC Liabilities or any OPC Contracts;

(iii)                               any representation or other warranty (including any warranty of title) or indemnity from or made by the CRC Group contained in any deed, agreement or other document constituting or relating to the OPC Assets or the OPC Business, including any conveyancing instrument whereby any of the OPC assets were conveyed, assigned or transferred to a member of the OPC Group (whether in connection with the Separation or a transaction not related to the Separation);

(iv)                              any Corporate Action or Action relating to the OPC Business from which OPC is unable to cause a CRC Group party to be removed pursuant to Section 5.8(d) (but only to the extent relating to the OPC Business); and

(v)                                 any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any of the Form 10 (including in any amendments or supplements thereto), the Information Statement (as amended or supplemented if CRC will have furnished any amendments or supplements thereto) or any offering memorandum or other marketing materials prepared in connection with the CRC Financing Arrangements or otherwise, only to the extent based on information furnished by OPC solely in respect of the OPC Group (it being understood that, with respect to the Form 10 and the Information Statement, the only such information furnished by OPC is the information set forth in the section of the Form 10 titled “The Spin-Off—Reasons for the Spin-Off”); and

(b)                                 any breach by OPC or any member of the OPC Group of this Agreement or any of the Ancillary Agreements.

5.6                               Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)                                 The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article V or Article VI ultimately will be net of Insurance Proceeds that actually reduce the amount of the Liability.  Accordingly, the amount which any Party (an “Indemnifying Party”) has paid to or on behalf of any person or entity entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability.  If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received and any costs or expenses incurred by the Indemnitee in recovering such payment over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(i)                                     Notwithstanding anything in subsection 5.6(a), the initial obligation of the Indemnifying Party shall be to indemnify fully the Indemnitee, without regard to whether there may or may not be available Insurance Proceeds.

(ii)                                  Once the Indemnifying Party has indemnified the Indemnitee, or agreed to the reasonable satisfaction of the Indemnitee to indemnify the Indemnitee without reservation or exception, for a liability as to which the Indemnitee may have insurance coverage, then upon the request of the Indemnifying party, the Indemnitee shall pursue recovery of Insurance Proceeds under the Indemnitee’s insurance policies, including making claims and filing suits if necessary.  Such insurance recovery efforts shall be at the sole cost and expense of the Indemnifying Party, but shall be under the final control of the

Indemnitee.  Specifically, the Indemnitee shall retain and direct counsel, control litigation, and make final decisions on all matters, including settlement or any other form of claim resolution.  In all such matters, the Indemnitee shall consult with the Indemnifying Party if requested, but the Indemnitee shall retain final authority.

(b)                                 An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility therefor, or have any subrogation rights with respect thereto, as a consequence of the indemnification rights under this Agreement.

(c)                                  The Parties intend that any indemnification or reimbursement payment in respect of a Liability pursuant to this Article V or Article VI shall be (i) reduced to take into account the amount of any Tax Benefit actually realized by the indemnified or reimbursed Person in respect of such Liability by the end of the taxable year in which the indemnification or reimbursement payment is made and (ii) increased as necessary to ensure that, after all required Taxes on the indemnification or reimbursement payment are paid (including Taxes applicable to any increases in the indemnity payment under this Section 5.6(c)), the indemnified or reimbursed Person receives the amount it would have received if the indemnity payment was not taxable.  For purposes of this Section 5.6(c), the amount of any Tax Benefit and any Income Taxes shall be calculated on the basis that the indemnified or reimbursed Person is subject to the highest federal marginal regular statutory income Tax rate, has sufficient taxable income to permit the realization or receipt of any relevant Tax Benefit at the earliest possible time and is not subject to the alternative minimum tax.

(d)                                 For all claims as to which indemnification is provided under Section 5.4 or Section 5.5 other than Third-Party Claims (as to which Section 5.7 shall apply), the reasonable fees and expenses of counsel to the Indemnitee for the enforcement of the indemnity obligations shall be borne by the Indemnifying Party.

5.7                               Procedures for Indemnification of Third Party Claims.

(a)                                 If an Indemnitee shall receive written notice of a Third Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.4 or 5.5, or any other Section of this Agreement or any other Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within fourteen (14) days of such written notice.  Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.  Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 5.7(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party shall demonstrate that it was materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 5.7(a).

(b)                                 An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third-Party Claim; provided, however, that an Indemnifying Party shall not be entitled to elect to defend any Third Party Claim that potentially includes Liabilities for which the Indemnitee will not be indemnified hereunder unless either the Indemnitee consents to the Indemnifying Party assuming such defense or the Indemnifying Party agrees to assume such defense and indemnify without reservation or exception.  Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 5.7(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions if the Indemnitee has consented to the Indemnifying Party assuming the defense notwithstanding such reservations or exceptions.  After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence.

(c)                                  If the Indemnifying Party has elected (and is permitted hereunder) to assume the defense of the Third-Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be the expense of such Indemnitees, but shall be promptly reimbursed by the Indemnifying Party.  If the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then the Indemnifying Party must obtain the consent of the Indemnitee prior to any settlement or compromise.

(d)                                 Notwithstanding an election by an Indemnifying Party to defend a Third-Party Claim pursuant to Section 5.7(b), the Indemnitee may, upon notice to the Indemnifying Party, elect to take over the defense of such Third-Party Claim if (i) in its exercise of reasonable business judgment, the Indemnitee determines that the Indemnifying Party is not defending such Third-Party Claim competently or in good faith, (ii) the Credit Rating of the Indemnifying Party is or falls below the Minimum Credit Rating as determined by at least two Rating Agencies, (iii) the Indemnitee determines in its exercise of reasonable business judgment that there exists a compelling business reason for such Indemnitee to defend such Third-Party Claim (other than as contemplated by the foregoing clause (i)), (iv) the Indemnifying Party makes a general assignment for the benefit of creditors, has filed against it or files a petition in bankruptcy or insolvency or is declared bankrupt or insolvent or declares that it is bankrupt or insolvent, or (v) when OPC is the Indemnitee, there has occurred a change of control of CRC since the Distribution Date.

(e)                                  If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 5.7(b), or if an Indemnitee takes over the defense of a Third-Party Claim as provided in Section 5.7(d), the Indemnifying Party shall bear, and reimburse promptly, all of the Indemnitee’s reasonable costs and expenses incurred in defending such Third-Party Claim.

(f)                                   If, pursuant to Section 5.7(d) or for any other reason, the Indemnifying Party is not defending a Third-Party Claim for which indemnification is provided under this Agreement, the Indemnifying Party shall have the right, at its own expense, to monitor reasonably the defense of such Third-Party Claim; provided, that such monitoring activity shall not interfere in any material respect with the conduct of such defense.

(g)                                  If an Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement or an Indemnitee takes over the defense of a Third-Party Claim as provided in Section 5.7(d)(i), an Indemnitee may settle or compromise the Third-Party Claim without the consent of the Indemnifying Party.  If an Indemnitee takes over the defense of a Third-Party Claim as provided in Section 5.7(d)(ii)-(v), such Indemnitee may not settle or compromise any Third-Party Claim without the consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

(h)                                 In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, regulatory penalty or other non-monetary relief to be entered, directly or indirectly against any Indemnitee.

(i)                                     CRC or OPC, as applicable, shall prepare and circulate a legal hold order (“LHO”) covering relevant categories of documents as promptly as practical following receipt of any notice pursuant to Section 5.7(a) and shall promptly notify the other Party after such LHO has been circulated.  OPC or CRC, as applicable, shall prepare and circulate a LHO covering documents in the possession, custody or control of the members of its Group with respect to any Action so notified to the other Party.

(j)                                    The provisions of this Section 5.7 (other than this Section 5.7(j)) and the provisions of Section 5.8 shall not apply to Taxes (Taxes being governed by the Tax Sharing Agreement).

(k)                                 All Assumed Actions have been tendered by OPC to CRC and are deemed to be formally accepted by CRC upon the execution of this Agreement without reservation or exception and CRC has elected to defend all such actions subject to the other provisions of this Section 5.7.

(l)                                     An Indemnifying Party shall provide the Indemnitee with a monthly written report identifying any Third Party Claims which such Indemnifying Party has elected to defend pursuant to this Section

5.7.  In addition, the Indemnifying Party shall establish a procedure reasonably acceptable to the Indemnitee to automatically send electronic notice from the Indemnifying Party to the Indemnitee through the litigation management system or any successor system when any such Third Party Claim is closed, regardless of whether such Third Party Claim was decided by settlement, verdict, dismissal or was otherwise disposed of.

5.8                               Additional Matters.

(a)                                 Indemnification payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification under this Article V shall be paid by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities; provided, however, that if requested by the Indemnitee, in the case of any Third Party Claims for which the Indemnifying Party is liable under the terms of this Agreement, the Indemnifying Party will pay the amounts due to such Third Party as a result of any settlement of such Third Party Claim in accordance with Section 5.7 directly to the Third Party as opposed to reimbursing the Indemnitee for the amounts paid in any such settlement.  THE INDEMNITY AGREEMENTS CONTAINED IN THIS ARTICLE V SHALL REMAIN OPERATIVE AND IN FULL FORCE AND EFFECT, REGARDLESS OF (I) ANY INVESTIGATION MADE BY OR ON BEHALF OF ANY INDEMNITEE AND (II) THE KNOWLEDGE BY THE INDEMNITEE OF LIABILITIES FOR WHICH IT MIGHT BE ENTITLED TO INDEMNIFICATION HEREUNDER.

(b)                                 Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment.  If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement and the other Ancillary Agreements.

(c)                                  In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person.  Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d)                                 In the event of an Action for which indemnification is sought pursuant to Section 5.4 or 5.5 and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named defendant.

(e)                                  If CRC or OPC shall establish a risk accrual in an amount of at least $25 million with respect to any Third-Party Claim for which such Party has indemnified the other Party pursuant to Section 5.4 or 5.5, as applicable, it shall notify the other Party of the existence and amount of such risk accrual (i.e., when the accrual is recorded in the financial statements as an accrual for a potential liability), subject to the Parties entering into an appropriate agreement with respect to the confidentiality and/or Privilege thereof.

5.9                               Remedies Cumulative.  The remedies provided in this Article V shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party expressly provided in this Agreement or any Ancillary Agreement; provided, however, if a Party has recovered any Losses from the other Party pursuant to any provision of this Agreement or any Ancillary Agreement or otherwise, it shall not be entitled to recover the same Losses pursuant to any other provision of this Agreement or any Ancillary Agreement.

5.10                        Survival of Indemnities.  The rights and obligations of each of OPC and CRC and their respective Indemnitees under this Article V shall survive the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities.

5.11                        Guarantees, Letters of Credit and other Obligations.  In furtherance of, and not in limitation of, the obligations set forth in Section 2.6 and Section 8.3 hereof:

(a)                                 On or prior to the Distribution Date or as soon as practicable thereafter, CRC shall (with the reasonable cooperation of the applicable member(s) of the OPC Group) use its commercially reasonable efforts to have any member(s) of the OPC Group removed as guarantor of or obligor for any CRC Liability, including in respect of those guarantees, letters of credit and other obligations set forth on Schedule 5.11(a).

(b)                                 On or prior to the Distribution Date, to the extent required to obtain a release from a guarantee, letter of credit or other obligation of any member of the OPC Group, CRC shall execute a substitute document substantially in the form of any such existing guarantee or letter of credit, as applicable, or such other form as is agreed to by the relevant parties to such guarantee agreement, letter of credit or other obligation, provided that CRC shall not be required to make or agree to any representations, covenants or other terms or provisions in an existing guarantee, letter of credit or other obligation to the extent (i) CRC would not be reasonably able to comply therewith or (ii) CRC would reasonably be expected to be in breach thereof.

(c)                                  If the Parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 5.11, (i) CRC shall REGARDLESS OF FAULT indemnify, defend and hold harmless each of the OPC Indemnitees for any Liability arising from or relating to such guarantee, letter of credit or other obligation, as applicable, and shall, as agent or subcontractor for the applicable OPC Group guarantor or obligor, pay, perform and discharge fully all of the obligations or other Liabilities of such guarantor or obligor thereunder, and (ii) CRC shall not, and shall cause the other members of the CRC Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, letter of credit, lease, contract or other obligation for which a member of the OPC Group is or may be liable unless all obligations of the members of the OPC Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to OPC in its sole and absolute discretion.

5.12                        No Impact on Third Parties.  For the avoidance of doubt, except as expressly set forth in this Agreement, the indemnifications provided for in this Article V are made only for purposes of allocating responsibility for Liabilities between the OPC Group, on the one hand, and the CRC Group, on the other hand, and are not intended to, and shall not, affect any obligations to, or give rise to any rights of, any Third Parties.

5.13                        No Cross-Claims or Third-Party Claims.  Each of CRC and OPC agrees that it shall not, and shall not permit any of its respective Subsidiaries or controlled Affiliates to, in connection with any Third-Party Claim, assert as a counterclaim or third-party claim against any member of the OPC Group or CRC Group, respectively, any claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement, any breach or alleged breach hereof, the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the date hereof), or the construction, interpretation, enforceability or validity hereof, which in each such case shall be asserted only as contemplated by Article IV.

5.14                        Severability.  If any indemnification provided for in this Article IV is determined by any arbitrator or arbitral tribunal with authority to make such determination under Article IV or by a Texas federal or state court to be invalid, void or unenforceable, the Liability shall be apportioned between the Indemnitee and the Indemnifying Party as determined in a separate proceeding in accordance with Article IV.

5.15                        Change of Control.  If any Third Party or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires beneficial ownership, including by way of merger, consolidation or other business combination, of fifty percent (50%) or more of the assets or voting equity of CRC, CRC shall take all necessary action so that such Third Party or group shall become a guarantor of the obligations of CRC under this Agreement and the Ancillary Agreements.

ARTICLE VI
INSURANCE MATTERS

6.1                               Insurance Matters.

(a)                                 OPC and CRC agree to cooperate in good faith to arrange insurance coverage for CRC to be effective no later than the Distribution Date.  In no event shall OPC, any other member of the OPC Group or any OPC Indemnitee have Liability or obligation whatsoever to any member of the CRC Group if any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the CRC Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(b)                                 At the Distribution Date, CRC shall have in effect all insurance programs required to comply with CRC’s contractual obligations and such other insurance policies as reasonably necessary, and, following the Distribution Date, CRC shall maintain such insurance programs and policies with insurers which comply with the minimum financial credit rating standards set by the major global insurance brokers.

From the Distribution Date through the fifth (5th) anniversary of the Distribution Date, OPC shall continue to provide to the CRC Covered Group, as commercially and reasonably available, the same directors, officers and fiduciary coverage as OPC provides to OPC’s directors and officers; and, to the extent that OPC’s current directors, officers, and fiduciary policies provide coverage to former subsidiaries, shall continue to provide such coverage, as commercially and reasonably available, with respect to CRC and CRC’s subsidiaries, if any, that existed at any time prior to the Distribution Date.  Such coverage, if obtained, will not extend to any acts that occur, actually or allegedly, on or after the Distribution Date.

(c)                                  Following the Distribution Date, OPC will reasonably cooperate with CRC, any member of the CRC Group, and/or any of their present or former employees, officer, or directors in order to afford access for such parties to any insurance policies issued to OPC under which any such parties are insureds.  The foregoing shall not apply to fronted policies to the extent not reinsured and/or to any other policies to the extent that they do not accomplish an actual risk transfer.  It is understood that the coverage available to CRC, any member of the CRC Group, and/or any of their present or former employees, officers, or directors shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

(i)                                     CRC shall provide OPC with a written report sixty (60) days prior to any such third-party insurance policy’s renewal date, as advised by OPC, identifying any claims made by CRC for which notice has previously been provided to insurers of OPC;

(ii)                                  CRC and its Affiliates shall indemnify, hold harmless and reimburse OPC and its Affiliates for any deductibles, self-insured retention, fees and expenses incurred by OPC or its Affiliates to the extent resulting from any such access to, or any claims made by CRC or any of its Affiliates under, any insurance provided pursuant to this Section 6.1(c), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by CRC, its employees or Third Parties; and

(iii)                               CRC shall exclusively bear (and neither OPC nor its Affiliates shall have any obligation to repay or reimburse CRC or its Affiliates for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by CRC or any of its Affiliates under the policies as provided for in this Section 6.1(c).

If an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the CRC Group, on the one hand, and the OPC Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, based upon the losses of such Group submitted to OPC’s insurance carrier(s) (including any submissions prior to the Distribution Date).  To the extent that the OPC Group or the CRC Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to OPC’s insurance carrier(s), the other Party shall promptly pay the first Party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium.  OPC can decide not to reinstate the policy aggregate and each Group then will bear all of its own future costs.

If any member of the OPC Group incurs any losses, damages or Liability prior to the Distribution Date under CRC’s third-party insurance policies and captive insurance policies (to the extent such captive insurance policies have been reinsured), the same process pursuant to this Section 6.1(c) shall apply, substituting “OPC” for “CRC” and “CRC” for “OPC.”

(d)                                 All payments and reimbursements by CRC pursuant to this Section 6.1 will be made within fifteen (15) days after CRC’s receipt of an invoice therefor from OPC.  If OPC incurs costs to enforce CRC’s obligations herein, CRC agrees to indemnify OPC for such enforcement costs, including attorneys’ fees.

(e)                                  All payments and reimbursements by OPC pursuant to this Section 6.1 will be made within fifteen (15) days after OPC’s receipt of an invoice therefor from CRC.  If CRC incurs costs to enforce OPC’s obligations herein, OPC agrees to indemnify CRC for such enforcement costs, including attorneys’ fees.

(f)                                   Except to the extent that CRC, any member of the CRC Group, and/or any of their present or former employees, officers or directors is an insured thereunder, OPC shall retain the exclusive right to control its insurance policies and programs.  With the sole exception of the rights of CRC, members of the CRC Group, and/or any of their present or former employees, officers, or directors to settle claims as to which they are insureds, for monetary amounts payable to them or on their behalf, OPC shall have the exclusive right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any CRC Liabilities and/or claims CRC has made or could make in the future, and no member of the CRC Group shall, without the prior written consent of OPC, erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with OPC’s insurers with respect to any of OPC’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs.  CRC shall cooperate with OPC and share such information at CRC’s cost as is reasonably necessary in order to permit OPC to manage and conduct its insurance matters as it deems appropriate.  Neither OPC nor any of its Affiliates shall have any obligation to secure extended reporting for any claims under any of OPC’s or its Affiliates’ liability policies for any acts or omissions by any member of the CRC Group incurred prior to the Distribution Date.

(g)                                  This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the OPC Group in respect of any insurance policy or any other contract or policy of insurance.

(h)                                 CRC does hereby, for itself and each other member of the CRC Group, agree that no member of the OPC Group shall have any Liability whatsoever as a result of the insurance policies and practices of OPC and its Affiliates as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(i)                                     The Parties acknowledge that to the extent there are losses or premium adjustments under the Parties’ tripartite insurance agreements, such losses or adjustments will be governed by such tripartite insurance agreements.

ARTICLE VII
EXCHANGE OF INFORMATION; CONFIDENTIALITY

7.1                               Agreement for Exchange of Information.  Subject to Section 7.7 and any other applicable confidentiality obligations, each of OPC and CRC, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting Party reasonably needs (a) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities or tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (b) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one Party has against the other, or (c) subject to the foregoing clause (b), to comply with its obligations under this Agreement or any other Ancillary Agreement; provided, however, that, in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any privilege otherwise available under applicable Law, including the attorney-client privilege, work product, joint defense, common interest or other applicable privilege (each, a “Privilege”) the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence, and shall only provide that portion of the Information that is mandatorily required by the requesting agency.

7.2                               Ownership of Information.  Any Information owned by one Group that is provided to a requesting Party pursuant to Section 7.1 or Section 7.6 shall be deemed to remain the property of the providing Party.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

7.3                               Compensation for Providing Information.  The Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party.  Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

7.4                               Record Retention.  To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement after the Distribution Date, the Parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with the policies of OPC as in effect on the Distribution Date or such other policies as may be adopted by OPC after the Distribution Date (provided, in the case of CRC, that OPC notifies CRC of any such change).  No Party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other Party may have the right to obtain pursuant to this Agreement prior to the end of the retention period set forth in such policies without first notifying the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any Information relating to Taxes, employee benefits or Environmental Liabilities, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof).  Notwithstanding the foregoing, Section 6.7(c) of the Tax Sharing Agreement shall govern the retention of Tax Records (as defined in the Tax Sharing Agreement).

7.5                               Other Agreements Providing for Exchange of Information.  The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in this Agreement or any Ancillary Agreement.

7.6                               Production of Witnesses; Records; Cooperation.

(a)                                 After the Distribution Date, except in the case of an adversarial Action by one Party against another Party, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, managers, other personnel and agents of the members of its respective Group as witnesses and any Records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, managers, other personnel and agents) or Records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.  The requesting Party shall bear all costs and expenses in connection therewith.

(b)                                 If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, managers, other personnel and agents of the members of its respective Group as witnesses and any Records (unless the provision of any Record would result in the waiver of any applicable Privilege) or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, managers, other personnel and agents) or Records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)                                  Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d)                                 Without limiting any provision of this Section 7.6, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a Third Party in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e)                                  The obligation of the Parties to provide witnesses pursuant to this Section 7.6 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 7.6(a)).

(f)                                   In connection with any matter contemplated by this Section 7.6, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable Privilege of any member of any Group.

7.7                               Confidentiality.

(a)                                 Subject to Section 7.8, until the five (5)-year anniversary of the Distribution Date, CRC, on behalf of itself and each member of the CRC Group, agrees to hold, and to cause its Representatives to hold, in strict confidence, with at least the same degree of care that applies to OPC’s confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all Information concerning the OPC Group that is either in its possession (including Information in its possession prior to the Distribution Date) or furnished by the OPC Group or its Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of CRC or any member of the CRC Group or any of their respective Representatives, (ii) later lawfully acquired from other sources by CRC (or any member of the CRC Group) which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential Information of OPC.

(b)                                 CRC, on behalf of itself and each member of the CRC Group, agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its Representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 7.8. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, CRC will promptly after request of OPC either return to OPC all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to OPC that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, however, that a Party shall not be required to destroy or return any such Information to the extent that (i) CRC is required to retain the Information in order to comply with any applicable Law, (ii) the Information has been backed up electronically pursuant to CRC’s standard document retention policies and will be managed and ultimately destroyed consistent with such policies or (iii) it is kept in CRC’s legal files for purposes of resolving any dispute that may arise under this Agreement or any Ancillary Agreement.

7.8                               Protective Arrangements.  If CRC or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of OPC (or any member of the OPC Group) that is subject to the confidentiality provisions hereof, CRC shall use commercially reasonable efforts to notify OPC prior to disclosing or providing such Information and shall cooperate at the expense of OPC in seeking any reasonable protective arrangements requested by OPC.  Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

ARTICLE VIII
FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1                               Further Assurances.

(a)                                 In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its commercially reasonable efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements, to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Without limiting the foregoing, prior to, on and after the Distribution Date, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Third Party consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the CRC Assets and the assignment and assumption of the CRC Liabilities and the other transactions contemplated hereby and thereby.

(c)                                  On or prior to the Distribution Date, OPC and CRC in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions which are reasonably necessary or desirable to be taken by any Subsidiary of OPC or CRC, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)                                 OPC and CRC, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of CRC or any member of the CRC Group, on the one hand, or of OPC or any member of the OPC Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement or the Ancillary Agreements, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor.  To the extent any Liability to any Governmental Authority or any Third Party arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

8.2                               Performance.  OPC will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the OPC Group.  CRC will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the CRC Group.  Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 8.2 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

8.3                               OPC Guarantees.  CRC acknowledges that in the course of conduct of the CRC Business, OPC and members of the OPC Group may have entered into various arrangements in which guarantees, bonds, letters of credit or similar arrangements were issued or arranged by OPC or members of the OPC Group to support or facilitate the CRC Business.  Any such arrangements entered into by OPC and its Affiliates are, to the extent related to the CRC Business, hereinafter referred to as the “OPC Guarantees.”  Except as otherwise agreed by OPC and CRC, CRC agrees that it will use its commercially reasonable efforts to obtain or provide replacement guarantees, bonds, letters of credit or similar arrangements, which will be in effect at the Distribution Date, and obtain the release of OPC and members of the OPC Group from any OPC Guarantees in accordance with Section 5.11.  On a quarterly basis and upon any specific request by OPC, CRC shall provide OPC a listing of outstanding OPC Guarantees and the then current status with respect to the replacement or cancellation of such OPC Guarantees and other relevant information with respect thereto that OPC reasonably requests.

8.4                               Third-Party Agreements.  CRC agrees that it will use its commercially reasonable efforts to obtain or provide replacement agreements with Third Parties for agreements between such Third Parties and OPC or any member of the OPC Group that are CRC Contracts and cannot be assigned to CRC.

8.5                               OPC Names and Marks.

(a)                                 CRC agrees that, after the Distribution Date, no member of the CRC Group nor any Person that becomes an Affiliate of a member of the CRC Group after the Distribution Date, shall have any rights in and to the OPC Names and Marks, and (except as expressly set forth in this Section 8.5) will not, at any time after the Distribution Date, market, promote, advertise or offer for sale any products, goods or services utilizing any of the OPC Names and Marks or otherwise hold itself out as having any affiliation with the OPC Group.  CRC agrees that (i) if the CRC Assets include any signage or facility bearing the OPC Names and Marks in a manner that is visible to consumers or the general public, CRC shall remove and replace the OPC Names and Marks on such signage or facility within thirty (30) days after the Distribution Date, (ii) if the CRC Assets include any vehicles that bear any of the OPC Names and Marks and are visible to consumers or the general public, CRC shall remove and replace such OPC Names and Marks within thirty (30) days after the Distribution Date, and (iii) if any of the other CRC Assets, including any promotional materials or printed forms, bear any of the OPC Names and Marks, CRC shall, prior to distributing, selling or otherwise making use of such CRC Assets for consumers or the general public, remove, delete or render illegible the OPC Names and Marks as they may appear on such CRC Assets.  Notwithstanding the foregoing, for a period of ninety (90) days after the Distribution Date, CRC may distribute and display marketing, promotional and advertising materials including business cards, stationery, packaging materials, displays, signs, promotional materials and other similar materials that include one or more of the OPC Names and Marks (collectively, “Supplies”), provided such Supplies (i) were included within the inventory of CRC Assets as of the Distribution Date, (ii) are used solely in connection with the promotion, marketing, advertising and sale of the CRC Business’ products of the type sold, and in a manner consistent with that used, prior to the Distribution Date and (iii) clearly indicate that (A) no member of the CRC Group is affiliated with any member of the OPC Group and (B) the inclusion of the OPC Names and Marks in the Supplies shall not be construed as an endorsement of any of the CRC Business’ products by any member of the OPC Group.

(b)                                 CRC agrees to cause each member of the CRC Group whose name includes any of the OPC Names and Marks, promptly following the Distribution Date, and in any event within ten (10) business days after the Distribution Date, change its name such that its name does not include any of the OPC Names and Marks.

(c)                                  Notwithstanding anything to the contrary provided in this Section 8.5, CRC may use the OPC Names and Marks (i) on internal office supplies or signage not visible to consumers or the general public, provided that such supplies or signage are replaced promptly in the ordinary course of business, (ii) in a neutral, non-trademark manner to describe the historical relationship of the CRC Group and the OPC Group, or (iii) to the extent required by Law in legal or business documents already in existence on the Distribution Date.

8.6                               Conflicts with and between Ancillary Agreements.  Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement:

(a)                                 in the case of any conflict between this Agreement or any Ancillary Agreement (other than the Tax Sharing Agreement) and the Tax Sharing Agreement in relation to any matters addressed by the Tax Sharing Agreement, the Tax Sharing Agreement shall prevail;

(b)                                 except as set forth in Section 8.6(a), in the case of any conflict between this Agreement or any Ancillary Agreement (other than the Intellectual Property License Agreement) and the Intellectual Property License Agreement in relation to any matters addressed by the Intellectual Property License Agreement, the Intellectual Property License Agreement shall prevail;

(c)                                  except as set forth in Section 8.6(a) or Section 8.6(b), in the case of any conflict between this Agreement or any Ancillary Agreement (other than the Employee Matters Agreement) and the Employee Matters Agreement in relation to any matters addressed by the Employee Matters Agreement, the Employee Matters Agreement shall prevail; and

(d)                                 except as set forth in Section 8.6(a), Section 8.6(b) or Section 8.6(c), in the case of any conflict between this Agreement or any Ancillary Agreement (other than the Stockholder’s Agreement) and the Stockholder’s Agreement in relation to any matters addressed by the Stockholder’s Agreement, the Stockholder’s Agreement shall prevail; and

(e)                                  except as set forth in Section 8.6(a), Section 8.6(b), Section 8.6(c) or Section 8.6(d), in the case of any conflict between this Agreement or any Ancillary Agreement (other than the Area of Mutual Interest Agreement) and the Area of Mutual Interest Agreement in relation to any matters addressed by the Area of Mutual Interest Agreement, the Area of Mutual Interest Agreement shall prevail; and

(f)                                   except as set forth in Section 8.6(a), Section 8.6(b), Section 8.6(c), Section 8.6(d) or Section 8.6(e), in the case of any conflict between this Agreement or any Ancillary Agreement (other than the Confidentiality and Trade Secret Protection Agreement) and the Confidentiality and Trade Secret Protection Agreement in relation to any matters addressed by the Confidentiality and Trade Secret Protection Agreement, the Confidentiality and Trade Secret Protection Agreement shall prevail; and

(g)                                  except as set forth in Section 8.6(a), Section 8.6(b), Section 8.6(c), Section 8.6(d), Section 8.6(e) or Section 8.6(f), in the case of any conflict between this Agreement or any Ancillary Agreement in relation to any matters addressed by this Agreement, this Agreement shall prevail.

8.7                               Attorney Client Privilege.  CRC agrees that, in the event of any Dispute or other litigation, dispute, controversy or claim between OPC or a member of the OPC Group, on the one hand, and CRC or a member of the CRC Group, on the other hand, CRC will not, and will cause the members of its Group not to, seek any waiver of any applicable Privilege with respect to any oral or written communications relating to advice given prior to the Distribution Date by counsel to OPC or any Person that was a Subsidiary of OPC prior to the Distribution Date, regardless of any argument that such advice may have affected the interests of both Parties.  Moreover, CRC will, and will cause the members of its Group to, honor any such applicable Privilege between OPC and the members of its Group and its or their counsel, and will not assert that OPC or a member of its Group has waived, relinquished or otherwise lost such Privilege.  For the avoidance of doubt, in the event of any litigation, dispute, controversy or claim between OPC or a member of its Group, on the one hand, and a Third Party other than a member of the CRC Group, on the other hand, OPC shall retain the right to assert any applicable Privilege with respect to any communications relating to advice given prior to the Distribution Date by counsel to OPC or any Person that was a Subsidiary of OPC prior to the Distribution Date (it being understood, for the avoidance of doubt, that nothing in this Section 8.7 shall prevent CRC from asserting any applicable Privilege with respect to the matters discussed herein in the event such Privilege is not waived by OPC).

8.8                               No Attorney Testimony.  No in-house attorney or outside attorney may be called to testify about or present evidence covering the interpretation or meaning of this Agreement in any dispute between the Parties.

8.9                               Compliance with Biological Opinion.  CRC agrees to, and agrees to cause its designees and Subsidiaries to, be bound by, comply with and perform all of the covenants and obligations set forth in the

November 8, 1995 Biological Opinion prepared by the United States Fish and Wildlife Service pursuant to section 7(a) of the Endangered Species Act of 1973, as amended, concerning hydrocarbon production on the Elk Hills Naval Petroleum Reserve No. 1 that were previously assumed by OPC in accordance with the terms of the Elk Hills Purchase and Sale Agreement and First Amendment to Option Agreement Amending the Purchase and Sale Agreement by and between the United States of America, acting by and through the Department of Energy, and OPC, dated January 27, 1998.

ARTICLE IX
TERMINATION

9.1                               Termination.  This Agreement and any Ancillary Agreement may be terminated and the terms and conditions of the Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by and in the sole and absolute discretion of the OPC Board without the approval of any Person, including CRC, in which case no Party will have any liability of any kind to any other Party by reason of this Agreement.  After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties to this Agreement.

ARTICLE X
MISCELLANEOUS

10.1                        Counterparts; Entire Agreement; Corporate Power.

(a)                                 This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)                                 This Agreement and the Ancillary Agreements contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c)                                  OPC represents on behalf of itself and each other member of the OPC Group, and CRC represents on behalf of itself and each other member of the CRC Group, as follows:

(i)                                     each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)                                  this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)                                 Each Party acknowledges that it and each other Party may execute certain of the Ancillary Agreements by facsimile, stamp or mechanical signature.  Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of any other Party hereto at any time it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

(e)                                  Notwithstanding any provision of this Agreement or any Ancillary Agreement, neither OPC nor CRC shall be required to take or omit to take any act that would violate its fiduciary duties to any minority stockholders of any non-wholly owned Subsidiary of OPC or CRC, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

10.2                        Governing Law; Waiver of Trial by Jury.

(a)                                 This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Texas, irrespective of the choice of laws principles of the State of Texas as of the date of this Agreement, including all matters of validity, construction, effect, enforceability, performance and remedies.

(b)                                 THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

10.3                        Assignability.  Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

10.4                        Third-Party Beneficiaries.  Except for the indemnification rights under this Agreement or any Ancillary Agreement of any OPC Indemnitee or CRC Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder or thereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5                        Notices.  All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to OPC, to:	Occidental Petroleum Corporation
5 Greenway Plaza
Houston, Texas 77046
Attention: General Counsel

If to CRC, to:	California Resources Corporation
10889 Wilshire Blvd.
Los Angeles, California 90024
Attention: General Counsel

Any Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.

10.6                        Severability.  If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7                        Force Majeure.  No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement or any Ancillary Agreement, other than a delay or failure to make a payment, results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment.  In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

10.8                        Publicity.  Prior to the Distribution, CRC shall not, without the consent of OPC, issue any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

10.9                        Expenses.  Except as expressly set forth in this Agreement (including Sections 2.12 and 8.1(b)) or in any Ancillary Agreement, all fees, costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, and with the consummation of the transactions contemplated hereby and thereby, will be borne by the Party incurring such fees, costs or expenses.

10.10                 Late Payments.  Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2% but in no event higher than the highest rate permitted by applicable Law

10.11                 Headings.  The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.12                 Survival of Covenants.  Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Separation and the Distribution and shall remain in full force and effect.

10.13                 Waivers of Default.  Waiver by any Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of such Party.  No failure or delay by any party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.14                 Specific Performance.  Subject to the provisions of Article IV, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.15                 Amendments.  No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.16                 Interpretation.  In this Agreement and any Ancillary Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (b) the terms “hereof,” “herein,” “herewith” and words of similar import, and the terms “Agreement” and “Ancillary Agreement” shall, unless otherwise stated, be construed to refer to this Agreement or the applicable Ancillary Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement or such Ancillary Agreement; (c) Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) means “including, without limitation”; (e) the word “or” shall not be exclusive; and (f) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date first stated in the preamble to this Agreement, regardless of any amendment or restatement hereof.  Nothing contained herein shall be interpreted or construed against the drafter(s) of these agreements.  Both Parties had full and fair opportunity to contribute to the drafting of this Agreement.

10.17                 Limitations of Liability.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY OTHER THAN THE FOLLOWING PROVISO, NEITHER CRC OR ITS AFFILIATES, ON THE ONE HAND, NOR OPC OR ITS AFFILIATES, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE, LOSS OF PROFIT OR SIMILAR DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY; PROVIDED, THE AFORESAID LIMITATION ON DAMAGES SHALL NOT APPLY TO ANY SUCH DAMAGES THAT ARE OWED PURSUANT TO A THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION IS REQUIRED UNDER ARTICLE V OR ARTICLE VI.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ Marcia E. Backus
Name:	Marcia E. Backus
Title:	Vice President and General Counsel

Signature Page to Separation and Distribution Agreement

CALIFORNIA RESOURCES CORPORATION

By:	/s/ Todd A. Stevens
Name:	Todd A. Stevens
Title:	President and Chief Executive Officer

Signature Page to Separation and Distribution Agreement